Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-259059 and 333-259059-01

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 20, 2021)

$350,000,000
Phillips Edison Grocery Center Operating Partnership I, L.P.
2.625% Senior Notes due 2031
guaranteed by
Phillips Edison & Company, Inc.

Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership, or the issuer, is offering $350,000,000 aggregate principal amount of 2.625% senior notes due 2031, or the notes. The notes will bear interest at the rate of 2.625% per year and will mature on November 15, 2031. Interest on the notes is payable on May 15 and November 15 of each year, commencing on May 15, 2022.
The issuer may redeem some or all of the notes at any time at the prices and as described under the caption “Description of Notes—Our Redemption Rights.” If any notes are redeemed on or after August 15, 2031, the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, up to, but not including, the redemption date.
The notes will be the issuer’s unsecured and unsubordinated obligations, will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated in right of payment to all of its existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness), to all existing and future indebtedness and other liabilities, whether secured or unsecured, of its subsidiaries that do not guarantee the notes and of any entity it accounts for using the equity method of accounting and to all preferred equity not owned by it, if any, in any of its subsidiaries that do not guarantee the notes and in any entity it accounts for using the equity method of accounting.
The notes will be fully and unconditionally guaranteed by Phillips Edison & Company, Inc., a Maryland corporation, or the parent guarantor. In addition, following the original issue date of the notes, the notes will be fully and unconditionally guaranteed by each subsidiary of the parent guarantor (other than the issuer) if, and for so long as, such subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness (as defined below). The parent guarantor generally does not have any significant operations or material assets other than its direct and indirect investments in the issuer.
The notes are a new issue of securities with no established trading market. The issuer does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Investing in the notes involves risks. You should carefully read and consider the “Risk Factors” beginning on page S-29 of this prospectus supplement and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, for factors you should consider before investing in the notes.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	98.692%	$345,422,000
Underwriting discount	0.650%	$2,275,000
Proceeds, before expenses, to Phillips Edison Grocery Center Operating Partnership I, L.P.	98.042%	$343,147,000

(1)    The public offering price above does not include accrued interest, if any. Interest will accrue from October 6, 2021, if settlement occurs after that date.
The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about October 6, 2021.

Joint Book-Running Managers

Wells Fargo Securities	BofA Securities	J.P. Morgan	PNC Capital Markets LLC
BMO Capital Markets	Capital One Securities	Fifth Third Securities	KeyBanc Capital Markets
Mizuho Securities	Morgan Stanley	Regions Securities LLC	US Bancorp

Co-Manager
Ramirez and Co., Inc.

The date of this prospectus supplement is September 29, 2021.

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
Neither we nor the underwriters have authorized any person to give any information or to make any representations in connection with this prospectus supplement and the accompanying prospectus other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any applicable free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such documents or on the date or dates which are specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or documents incorporated by reference herein and therein dated prior to the date hereof, on the other hand, you should rely on the information in this prospectus supplement. In addition, information incorporated by reference after the date of this prospectus supplement may add, update or change information contained in this prospectus supplement or the accompanying prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement or the accompanying prospectus will supersede the information in this prospectus supplement or the accompanying prospectus.
This prospectus supplement does not contain all of the information that is important to you. You should read this prospectus supplement together with the accompanying prospectus and all documents incorporated by reference herein and therein, and all free writing prospectuses, if any, that we have authorized for use in connection with this offering. References to information incorporated by reference in this prospectus supplement or the accompanying prospectus include information deemed to be incorporated by reference herein or therein. The documents incorporated by reference into this prospectus supplement are identified under the caption “Information Incorporated by Reference” in this prospectus supplement.
Unless otherwise expressly stated or the context otherwise requires:
• “we,” “our,” “us” and “our company” refers to Phillips Edison & Company, Inc., a Maryland corporation, together with its consolidated subsidiaries, including our operating partnership;
•“parent guarantor” refers to Phillips Edison & Company, Inc. not including our subsidiaries; and
•“operating partnership” refers to Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership, through which we hold substantially all of our assets and conduct our operations. Phillips Edison & Company, Inc. is a limited partner of our operating partnership, and its wholly-owned subsidiary, Phillips Edison Grocery Center OP GP I LLC, is the sole general partner of our operating partnership.
S-ii

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. Before making an investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q. You should also read the audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our unaudited interim financial statements and related notes included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021. Such Annual Report and Quarterly Reports are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference.”
Company Overview
Phillips Edison is one of the nation’s largest owners and operators of omni-channel grocery-anchored shopping centers. Grocery-anchored neighborhood shopping centers have been our primary focus since we started our business in 1991, and we believe this focus has generated superior growth and attractive risk-adjusted returns over time. Our portfolio primarily consists of neighborhood centers anchored by the #1 or #2 grocer tenants by sales within their respective formats by trade area. As of June 30, 2021, our portfolio was 94.7% occupied. Our tenants, who we refer to as “Neighbors,” are a mix of national, regional, and local retailers that primarily provide necessity-based goods and services.
Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership, either directly or through subsidiaries. Phillips Edison Grocery Center OP GP LLC, one of our wholly-owned subsidiaries, is the sole general partner of our operating partnership. As of June 30, 2021, we held approximately 89% limited partnership interest in our operating partnership.
As of June 30, 2021, we owned equity interests in 294 shopping centers across 31 states, including 272 wholly-owned properties and 22 shopping center properties owned through two unconsolidated third-party institutional joint ventures. In total, our portfolio of wholly-owned shopping centers and our prorated portion of shopping centers owned through our unconsolidated institutional joint ventures comprises approximately 31 million square feet in 31 states.
Our business model is founded on owning and operating omni-channel grocery-anchored neighborhood shopping centers that provide necessity-based goods and services to the average American household. As of June 30, 2021, for our wholly-owned shopping centers and our prorated portion of shopping centers owned through our unconsolidated joint ventures, approximately 72.5% of our ABR comes from necessity-based goods and services retailers. As of June 30, 2021, our wholly-owned centers averaged approximately 113,000 square feet in size, and our average inline Neighbor occupied 2,300 square feet. We believe that smaller shopping centers and smaller Neighbor spaces create a positive leasing dynamic as spaces are sized to meet demand from the large variety of retailers that are growing and opening new stores, which we believe creates pricing power.
We believe our grocery focus is ecommerce resilient and adaptive, with many customers visiting our Neighbors to collect online purchases. We believe that grocery sales are ecommerce resilient because the economics of delivery typically remain unattractive to grocers. We believe grocery margins are typically 2-4% and the additional costs associated with delivery produce an overall loss for the grocer unless the customer is willing to pay for the cost of delivery. We believe delivery fees are a major deterrent for customers in our markets and that customers have demonstrated a preference for buy-online-pickup-in-store, or BOPIS, over delivery and therefore the store remains the delivery point.
We believe that our centers are a critical component of our Neighbors’ omni-channel strategies and that, as ecommerce continues to grow, our centers provide omni-channel retailers with a solution for critical last mile delivery and BOPIS options. As of June 30, 2021, we estimate that 87% of our grocers offer BOPIS options to customers. In 2020, we established Front Row To Go®, a program that provides convenient curbside pick-up and clearly marked parking spaces to facilitate customer pickup from all Neighbors. Approximately 92% of our portfolio now provides Front Row To Go®. We believe this program complements our grocers’ expansion of BOPIS and brings consistently high levels of foot traffic to our centers. Our centers now record foot traffic that exceeds levels prior to the onset of the COVID-19 pandemic. During August 2021, foot traffic at our centers was 106% of average monthly levels during 2019 according to data provided to us by Placer.ai, a company that analyzes location and foot traffic for retailers, commercial real estate owners and municipalities by collecting geolocation and proximity data.

Our Shopping Centers
The map below presents the geographic distribution of our portfolio, inclusive of shopping center properties owned through our unconsolidated institutional joint ventures, as of June 30, 2021. Our portfolio consists of 294 properties located in 31 states:

Top 10 Markets

1. Atlanta
2. Chicago
3. Dallas
4. Minn. / St. Paul
5. Denver
6. Sacramento
7. Tampa
8. Washington, D.C.
9. Houston
10. Phoenix

The following table provides summary information regarding our wholly-owned portfolio (unless otherwise noted) as of June 30, 2021 (dollars and square feet in thousands, excluding per square foot data):

June 30, 2021
Number of shopping centers	272
Number of states	31
Total GLA	30,778
Average shopping center GLA	113
Total ABR	$384,916
Total ABR from necessity-based goods and services(1)	72.5%
Percent of ABR from non-grocery anchors	13.4%
Percent of ABR from inline spaces	51.3%
Grocery-related:
Percent of ABR from omni-channel grocery-anchored shopping centers	96.0%
Percent of ABR from grocery anchors	35.3%
Percent of GLA leased to grocery Neighbors	48.7%
Grocer health ratio(2)	2.4%
Percent of ABR from centers with grocery anchors that are #1 or #2 by sales	86.2%
Average annual sales per square foot of reporting grocers	$609
Leased occupancy as a percentage of rentable square feet:
Total portfolio	94.7%
Anchor spaces	96.8%
Inline spaces	90.6%
Average remaining lease term (in years):(3)
Total portfolio	4.5
Grocery anchor spaces	4.8
Non-grocery anchor spaces	4.8
Inline spaces	4.0
Portfolio retention rate:(4)
Total portfolio	87.2%
Anchor spaces	90.5%
Inline spaces	79.9%
Average ABR per square foot:
Total portfolio	$13.21
Anchor spaces	$9.41
Inline spaces	$21.10
(1)    Inclusive of our prorated portion of shopping centers owned through our unconsolidated joint ventures.
(2)    Based on the most recently reported sales data available.
(3)    The average remaining lease term in years is as of June 30, 2021. Including future options to extend the term of the lease, the average remaining lease term in years for our total portfolio, grocery anchors, non-grocery anchors and inline spaces is 21.0, 31.6, 15.9 and 8.1, respectively.
(4)    For the six months ended June 30, 2021.
Competitive Strengths
We believe our position as a leading omni-channel grocery-anchored neighborhood shopping center owner and operator is founded on the following competitive strengths:
Exclusive Focus on Omni-Channel Grocery-Anchored Shopping Centers
Since starting our business in 1991, our core strategy has focused exclusively on owning and operating grocery-anchored shopping centers. We believe that our centers are anchored by leading grocery banners that drive customers to our centers. We categorize our grocery anchors into store formats that are established by Nielsen TDLinx. The grocery store formats in our wholly-owned centers today are set forth below, including Neighbor detail as of June 30, 2021:

•Conventional, which includes full-line, self-service grocery. Our top two conventional grocery Neighbors are:
•Kroger, which anchors 53 locations and generates 6.6% of our ABR. We are Kroger’s largest landlord by number of stores.
•Publix, which anchors 47 locations and generates 5.6% of our ABR. We are Publix’s second largest landlord by number of stores.
•Natural and Gourmet, which includes self-service grocery stores primarily offering natural, organic or gourmet foods. Our top two natural grocery Neighbors are:
•Sprouts, which anchors eleven locations and generates 1.3% of our ABR. We are Sprouts’ largest landlord by number of stores.
•Trader Joe’s, which anchors six locations and generates 0.4% of our ABR.
•Supercenter, which includes a full-line supermarket with a full-line discount merchandiser under one roof. We have one supercenter grocery Neighbor:
•Walmart, which anchors 13 locations and generates 2.3% of our ABR.
•Limited Assortment, which includes supermarkets with a limited selection of items in a reduced number of categories. Our top two limited assortment grocery Neighbors are:
•Aldi, which anchors three locations and generates 0.2% of our ABR.
•Save A Lot, which anchors two locations and generates 0.1% of our ABR.
•Wholesale Club, which includes membership club stores distributing packaged and bulk foods and general merchandise. We have one wholesale club grocery Neighbor:
•BJ’s Wholesale Club, which anchors two locations and generates 0.5% of our ABR.
We believe omni-channel grocery-anchored shopping centers are a critical element of a community’s infrastructure providing essential goods and services, and as such, we believe our centers have superior durability and higher return potential relative to other forms of retail real estate. As of June 30, 2021, 96.0% of our ABR was generated by omni-channel grocery-anchored shopping centers, and 35.3% of our ABR was generated by our grocery Neighbors across our wholly-owned portfolio. In addition, as of June 30, 2021, only 13.4% of our ABR was generated by anchors that are not grocers. Our non-grocery anchors are well-diversified. Our largest non-grocery anchor is TJX Companies, which includes the T.J. Maxx brand, and which generated 1.3% of our ABR as of June 30, 2021. Our next largest non-grocery anchor, Dollar Tree, generated approximately 0.9% of our ABR as of June 30, 2021.
We maintain strong relationships with our grocery Neighbors. Our wholly-owned portfolio consists of 33 grocer companies across more than 54 unique banners. For the six months ended June 30, 2021, our grocery Neighbor retention rate was 95.9%, and for the year ended December 31, 2020, this rate was 97.1%. In addition, we actively monitor the performance of our grocery Neighbors to balance rent growth and their ability to generate profitability. On average, our grocery Neighbors who report sales to us exhibit a 2.4% health ratio as of June 30, 2021, which represents the amount of annual rent and expense recoveries paid by the Neighbor as a percentage of its annual gross sales. Low grocer health ratios provide us with the knowledge to manage our rents effectively while seeking to ensure the financial stability of our grocery anchors.
We believe our grocery anchors and our necessity-based inline Neighbors are essential businesses with greater stability and resiliency than other types of retail, as demonstrated by our strong absolute and relative performance throughout the COVID-19 pandemic. During the year ended December 31, 2020, our average annual sales per square foot of reporting grocers was $609, an increase of 14.2% over the prior year for grocers who reported in both periods, which compares favorably to the 11% increase for all grocery sales in 2020, according to the U.S. Census Bureau.
We believe that we and our inline Neighbors have benefited from strong recurring foot traffic generated by our grocery anchors. We believe our omni-channel grocery-anchored shopping centers have benefited from a multitude of factors, including increasing demand for last-mile delivery, BOPIS, work-from-home, shop local, and changing consumer preferences away from regional malls and into local retail options, including open-air shopping centers. On average, U.S. consumers visited grocery stores 1.6 times per week during 2019, according to The Food Marketing Institute. During 2021, our shopping centers have averaged over 22,000 customer visits per week, according to Placer.ai. We believe that frequent foot traffic generated by our grocery anchors supports our inline spaces with consistent sales volume and enhances the ability of our inline Neighbors to pay rent. During the six months ended June 30, 2021 and year ended December 31, 2020, our comparable rent spreads for new inline leases were 15.3% and 10.9%, respectively.
Differentiated National and Scaled Portfolio Anchored by Market Leading Grocers in Suburban Communities
As of June 30, 2021, we own equity interests in 294 shopping centers, including 272 wholly-owned shopping centers and 22 shopping centers through two unconsolidated third-party institutional joint ventures. Our centers are located in 31 states. Our investment thesis is focused on owning neighborhood centers that are anchored by the #1 or #2 grocer in a trade area that are right sized and that have our targeted trade area demographic profile. As of June 30, 2021, 86.2% of our ABR was generated from shopping centers with a grocery Neighbor ranked #1 or #2 by sales. We believe that the format of a shopping center matters, and our strategy is focused on owning and operating smaller neighborhood and community centers. We believe that smaller centers provide higher growth potential because they enjoy a positive leasing dynamic as (i) there is less space to lease, (ii) we believe retailer demand is higher as smaller spaces are the ones preferred by retailers today, (iii) there is less exposure to big box retailers, which we believe have higher risk because there is less demand from big box retailers currently and they are costly to backfill, and (iv) smaller centers typically have lower capital expenditures. According to CoStar Group, a national, independent real estate analytics provider, or CoStar, 69% of new U.S. strip center leasing activity by lease count for the first nine months of 2021 was for stores smaller than 2,500 square feet; 19% was for stores between 2,500 and 4,999 square feet; 7% was for stores between 5,000 and 9,999 square feet; and 5% was for stores greater than or equal to 10,000 square feet.
We target investments with attractive going-in yields and growth potential in markets with demographic profiles that support necessity-based retail concepts. According to CoStar, there are approximately 15,000 grocery-anchored shopping centers within the United States. We believe, based upon our market research, that there are approximately 5,800 properties that are anchored by a grocer ranked #1 or #2 by sales with our targeted demographic profile that we view as potential acquisition candidates for us. As of June 30, 2021, our portfolio median household income in the 3-mile trade area was approximately $71,000, which compares favorably to the U.S. median household income of $68,700 in 2019 according to US Census Bureau data. The average population in the 3-mile trade area in our portfolio was approximately 62,000 people. We believe our demographic metrics line up well with those of our top two grocer Neighbors, Kroger and Publix. According to Synergos Technologies, Inc., Kroger stores average 55,000 people in the three-mile trade area with median household incomes of $63,000, and Publix stores average 63,000 people in the three mile trade area with median household incomes of $68,000. Our performance and experience have proven these demographics support our grocer and inline Neighbors as we have maintained high occupancy levels and successfully grown rents.
Consistent Track Record of Delivering Strong Performance
We believe that our business model and targeted market approach have generated strong growth over time. For the years ended December 31, 2020, 2019, 2018, and 2017, our net income (loss) was $5.5 million, $(72.8) million, $47.0 million, and $(41.7) million, respectively. For the three year period of 2017, 2018, and 2019, prior to the COVID-19 pandemic, our Same-Center NOI (Adjusted for Transactions) growth averaged 3.6% and our core funds from operations, or Core FFO, per share growth averaged 4.8%. The COVID-19 pandemic impacted our operating results, with our Same-Center NOI declining 4.1% and Core FFO per share declining 6.2% in the year ended December 31, 2020. The impact of the COVID-19 pandemic on our operating results decreased in the six months ended June 30, 2021. Our net income for the six months ended June 30, 2021 was $6.5 million, with our Same-Center NOI having increased by 4.6% compared to the six months ended June 30, 2020 and our Core FFO per share having increased by 17.8% compared to the six months ended June 30, 2020. Our comparable renewal lease spreads averaged 9.5% for the three years ended December 31, 2019, 6.7%, 8.5% and 6.7% for the years ended December 31, 2020, 2019 and 2018, respectively, and 8.0% for the six months ended June 30, 2021. See “Non-GAAP Financial Measures” below for definitions and reconciliations of the non-GAAP measures to corresponding GAAP measures.
We believe our returns are enhanced due to our focus on omni-channel grocery-anchored neighborhood shopping centers, which require a lower level of capital expenditures to maintain net operating income, or NOI, than larger format shopping centers. Our maintenance capital expenditures, which exclude development and redevelopment capital, as a percentage of NOI averaged approximately 11.1% for the three year period of 2018 to 2020, 12.0%, 11.2% and 10.2% for the years ended December 31, 2020, 2019 and 2018, respectively, and 9.8% for the six months ended June 30, 2020. We believe that our centers require low capital expenditures as a percentage of NOI for a number of reasons, including our high tenant retention rates, a favorable supply demand dynamic for space in our centers, reduced exposures to tenant categories we believe are more ecommerce-vulnerable such as office supplies, entertainment and electronics, and the smaller average tenant size in our centers. See “Non-GAAP Financial Measures” below.

Our results in the following table demonstrate our consistent record (dollars in thousands):

	Six Months Ended June 30, 2021(1)	Year Ended December 31, 2020(1)	Three Years Ended December 31, 2019(2)
Net income (loss)	$6,507	$5,462	$(67,569)
Same-Center NOI (decline) growth(3)(4)	4.6%	(4.1)%	3.6%
Comparable renewal lease spreads average	8.0%	6.7%	9.5%
Leased occupancy	94.7%	94.7%	94.2%
Core FFO per share growth (decline)(4)	17.8%	(6.2)%	4.8%
(1)    Growth or decline is calculated based on the comparable prior year period.
(2)     Growth or decline as well as occupancy are calculated as an average over the three year period.
(3)    For the three years ended December 31, 2019, represents Same-Center NOI (Adjusted for Transactions).
(4)    Same-Center NOI, Same-Center NOI (Adjusted for Transactions), NOI, and Core FFO referenced above are non-GAAP financial measures. For definitions of Same-Center NOI, Same-Center NOI (Adjusted for Transactions), NOI, and Core FFO, reconciliations of these metrics to net income (loss), the most directly comparable GAAP financial measure, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Non-GAAP Financial Measures” below.
Our portfolio demonstrated strong resilience throughout the difficult economic conditions caused by the COVID-19 pandemic. As of June 30, 2021, our portfolio leased occupancy was 94.7%, and 100% of our occupied spaces were open for business. For the month ended August 31, 2021, our foot traffic was 106% of the average monthly levels during the year ended December 31, 2019 according to data provided by Placer.ai. We believe that our portfolio has minimal exposure to distressed retailers as evidenced by the fact that less than 1% of our ABR came from the 15 largest retailers that declared bankruptcy in 2020.
We collected a high percentage of rents and recovery billings from our Neighbors throughout 2020 and in the first half of 2021. The following table summarizes our collections by quarter, as they were originally reported as well as updated for payments received subsequent to the month billed:

	Originally Reported	Current(1)
Q3 2020	94%	98%
Q4 2020	95%	98%
Q1 2021	95%	98%
Q2 2021	98%	99%
(1)    Including collections received through August 20, 2021.
We believe that our necessity-based retail strategy, coupled with the successful execution of our capital recycling program in recent years positioned our portfolio to successfully weather the economic downturn in 2020. We began a disciplined capital recycling program in 2017 to improve the overall quality of our portfolio, delever our balance sheet and prepare the Company for an initial public offering.
As of December 31, 2020, portfolio leased occupancy declined by only 0.9% to 94.7%, and inline leased occupancy declined by 1.2% to 88.9%, compared to March 31, 2020. Between December 31, 2020 and June 30, 2021, portfolio leased occupancy remained steady at 94.7% and inline leased occupancy increased by 1.7% to 90.6%. As higher occupancy levels are achieved, we believe that we will be able to accelerate rent growth given a more favorable supply/demand dynamic.
We achieve cash flow stability through geographic, property and Neighbor diversification, as well as lease structure. As of June 30, 2021, our centers are located in 31 states. As of June 30, 2021, no single property contributed more than 1.2% to our ABR, and no single MSA contributed more than 7.4% to our ABR. We believe that our necessity-based retail strategy combined with strong geographical and Neighbor diversification limited the effects of state and local stay-at-home and lock down orders during the COVID-19 pandemic. In addition, our management team has successfully operated our business for 30 years through many other difficult economic environments, including the 2001 recession and the 2007-09 financial crisis, gaining experience and significant insight that allow us to effectively manage difficult economic conditions.
We believe the innovative and adaptive nature of our grocery Neighbors allows them to successfully respond to evolving market demands and enhances our portfolio. Our top five Neighbors by ABR are five of the largest grocers in the U.S. by sales volume and their combined total sales represent approximately 60% of the total U.S. grocery market sales of $1.01 trillion in 2020, according to FoodIndustry.com. As a large landlord for a number of our grocery Neighbors, we work closely with them on their adaptive strategies. These Neighbors are well-capitalized and complement their in-store strategy with ecommerce concepts such as home delivery and curbside pickup. We believe our Neighbors’ ability to adapt to changing demand patterns contributed to our resilient foot traffic trends.
Balance Sheet Positioned for External Growth
We believe we are well positioned to grow our portfolio by opportunistically pursuing acquisitions in a disciplined manner, while maintaining an attractive leverage profile and flexible balance sheet. We have a long-term net leverage target of low-to-mid 6.0x net debt to Adjusted EBITDAre.
In July 2021, we entered into a new credit facility comprised of a $500 million revolving credit facility and two $240 million unsecured term loan tranches, or the Refinancing. In connection with the Refinancing, we paid off a term loan due in 2025 in an amount of $472.5 million. In addition, we completed a public offering, or the Stock Offering, of 17,000,000 shares of common stock at a public offering price of $28.00 per share on July 15, 2021, and an additional 2,550,000 shares of common stock on August 2, 2021 pursuant to the underwriters’ option to purchase additional shares. Our net proceeds from the Stock Offering were approximately $506.4 million, $375 million of which we used to retire a term loan due in 2022, or the 2022 Term Loan Payoff. Subsequent to the Stock Offering, in August 2021, we paid down $150 million of a $300 million term loan due November 2023, or the 2023 Term Loan, using proceeds from the Stock Offering and other cash on hand.
As of June 30, 2021, we had total debt of approximately $2.3 billion (inclusive of our prorated portion of debt of shopping centers owned through our unconsolidated joint ventures), or approximately $1.9 billion as adjusted for the Refinancing, the Stock Offering and the 2022 Term Loan Payoff, and our net income and interest expense, net, for the trailing 12-months then ended were $7.2 million and $79.6 million, respectively. As of June 30, 2021, our net debt to trailing 12-month Adjusted EBITDAre was 7.1x (or approximately 5.5x as adjusted for the Refinancing, the Stock Offering and the 2022 Term Loan Payoff), our total secured debt to trailing 12-month Adjusted EBITDAre was 2.1x (inclusive of our prorated portion of debt of shopping centers owned through our unconsolidated joint ventures) and our trailing 12-month Adjusted EBITDAre to interest expense (as adjusted for the Refinancing, the Stock Offering and the 2022 Term Loan Payoff) was 4.8x. See “Non-GAAP Financial Measures—Financial Leverage Ratios”.
As of June 30, 2021, approximately 76% of our assets are unencumbered, representing assets in our portfolio that are not subject to mortgage indebtedness, which we believe provides us with flexibility to refinance our existing debt, either with our existing relationship banks or by accessing the private or public debt capital markets at attractive levels. We believe that our balance sheet profile provides us with the financial capacity to pursue external growth initiatives in an accretive and prudently capitalized manner.
Our net debt, our Adjusted EBITDAre, adjusted interest expense, and our ratios of net debt to EBITDAre, secured debt to EBITDAre and EBITDAre to adjusted interest expense referenced above are non-GAAP financial measures. For definitions of net debt, Adjusted EBITDAre, adjusted interest expense, reconciliations of these metrics to total debt, net income (loss) and interest expense, net, respectively, the most directly comparable GAAP financial measures, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Non-GAAP Financial Measures” below.
Fully-Integrated National Operating Platform Drives Strong Operating Performance
We believe in fully controlling all aspects of owning and operating our shopping centers with PECO employees, who we refer to as associates. We do not employ outside leasing brokers or property managers. Our fully-integrated and internally-managed operating platform had approximately 300 associates located in 19 states across the United States as of June 30, 2021. We believe our strong operating results are due to our locally smart™ operational platform, which allows our associates to gather market intelligence from thousands of Neighbors and other market participants. In addition, due to our extensive operations across the United States, and supporting platform of associates, we believe we have the ability to acquire and integrate shopping centers quickly and deploy capital effectively as opportunities arise. Our diversified merchandising mix of Neighbors and geography provide us with proprietary insights into which retail segments are performing well and which emerging brands are realizing financial success. Our portfolio management team uses these insights to optimize merchandising mix and maximize lease agreement terms. We have twelve associates on our portfolio management team with an average tenure of eleven years with our Company and average industry experience of 17 years.
We believe our leasing team structure is unique, optimizes our relationship with Neighbors, and allows us to create meaningful value across our portfolio. Our in-house leasing team of 29 associates consists of a new lease execution team, a dedicated renewals team, and a national accounts team that is focused exclusively on emerging brands. For the six months ended June 30, 2021, we executed 277 new leases compared to 148 in the prior year period and we achieved comparable leasing spreads of 15.3% for new leases. For the same period, we also renewed 337 leases comprising two million square feet of GLA, at comparable leasing spreads of 8.0%. Our portfolio retention rate with all Neighbors was 87.2% for the six months ended June 30, 2021, and 85.2%, 85.7% and 83.2% for 2020, 2019 and 2018, respectively. We believe our strong leasing performance and high retention rates are a result of our strong focus on creating the right merchandising mix for each center and our new lease execution team, dedicated renewals team, and national accounts team.
We have made meaningful investments in technology to enhance our operating capabilities and investment decisions. Our technology initiatives have been recognized through numerous industry awards including awards from ComSpark, MRI Software and Realcomm. Some of the tools that we employ include advanced machine learning, robotic process automation, and a Neighbor service portal. In machine learning, we are developing algorithms using internal proprietary data and third-party data sources. The four areas we are currently focused on are Neighbor credit, rent prediction, grocer health and optimal merchandising mix. We use Robotic Process Automation to perform repetitive tasks and to reduce labor costs. Our Neighbor service platform, which we refer to as DashComm®, is a proprietary Neighbor platform to improve how we deliver Neighbor-facing customer service. Our investments in technology enabled us to seamlessly transition our workforce to a remote work environment during the pandemic.
We believe our technology investments have enhanced our investment and asset management processes. We have developed the PECO Power ScoreTM, a proprietary asset evaluation algorithm created to analyze thousands of data points to better understand which variables correlate with, and contribute to, strong center performance. The PECO Power ScoreTM is comprised of 45 variables, including grocer sales per square foot, percentage of trade area population with a bachelor’s degree, center age, percent of GLA in multi-Neighbor units, grocer credit rating, and three-mile population growth. We believe the PECO Power ScoreTM provides a data-based score of the strength and quality of a grocery-anchored shopping center. As such, we believe the PECO Power ScoreTM is a critical metric for our transaction team in assessing the quality of potential shopping center acquisitions and to our portfolio management team in measuring the performance of our assets. We believe this disciplined data driven approach to evaluating assets contributes to sector leading operating performance and cash flow growth.
We have also created a qualitative model to assess the stability of a grocery anchor. The Grocery Occupancy Longevity Dynamics score, or GOLD ScoreTM, was created to better assess the health and stability of our grocery anchors. Utilizing our 30 year track record with grocery partners, we assess hundreds of variables to determine which variables have the highest impact on the longevity of a grocery Neighbor at a particular shopping center. The GOLD ScoreTM is back-tested and adjusted annually.
Experienced and Aligned Management Team
We believe our executive management team has strong insight and operating acumen developed from over 30 years of successfully operating grocery-anchored centers and creating value through prudent balance sheet management. Our Chief Executive Officer, Jeffrey S. Edison, co-founded Phillips Edison Limited Partnership in 1991, starting with a single grocery-anchored shopping center that we still own today. In addition, our five member executive management team has extensive real estate experience with an average of 29 years in real estate related roles and an average tenure of 14 years with the Company. In addition to our executive management team, our next most senior executives are our Senior Vice Presidents who are responsible for running each business unit, such as Accounting, Leasing, Property Management, and Portfolio Management. As of June 30, 31, 2021 we had eleven Senior Vice Presidents with an average of 19 years of real estate industry experience and an average tenure of nine years with our Company. We benefit from the significant experience of our management team and its ability to effectively navigate changing market conditions in order to achieve sustained growth. In addition, we believe the interests of our executive management team are strongly aligned with our stockholders. As of June 30, 2021, our executive management team collectively owns approximately 7% of our outstanding common stock and OP units on a fully diluted basis.
Business Objectives and Growth Strategies
Our primary objective is to provide attractive risk-adjusted returns for our stockholders by executing on internal and external business and growth initiatives, which include:
Driving NOI Growth from Re-Leasing Below Market Rents
We seek to increase NOI at our centers by maximizing rental rates and attracting high quality retailers while improving the merchandising mix and credit profile of our rental revenue. As of June 30, 2021, for our wholly-owned portfolio, we have a total of 216 leases expiring in 2021, representing 770,000 square feet of GLA. While we cannot predict what rental rates we will achieve in 2021 as we renew or replace these expiring leases, the comparable rent spread of new leases signed during 2020 was 8.2%, and the comparable rent spread for lease renewals and options was 6.7% for the year ended December 31, 2020. The comparable rent spread of new leases signed was 15.3% and the comparable rent spread for lease renewals and options was 8.0% for the six months ended June 30, 2021.
Recent leasing activity has been strong. During the six months ended June 30, 2021, we executed 614 new and renewal leases totaling 2.8 million square feet, compared to 383 new and renewal leases totaling 2.3 million square feet during the six months ended June 30, 2020.
Lease-up Vacant Space to Drive Occupancy and NOI
We intend to increase the percentage of leased space at our centers to drive additional cash flow and NOI. Our national footprint of experienced leasing professionals is dedicated to (i) increasing occupancy, (ii) creating the optimal merchandising mix, (iii) maximizing rental income, and (iv) executing leases with annual contractual rent increases. As of June 30, 2021, our anchor space is 96.8% leased and our inline space is 90.6% leased, as compared to 98.0% and 90.2%, respectively, in the period ended December 31, 2019, the last period prior to the onset of the COVID-19 pandemic. As higher occupancy levels are achieved, we believe that we will be able to accelerate rent growth given a more favorable supply/demand dynamic. Demand for our well-located omni-channel grocery-anchored retail space increased during the third and fourth quarters of 2020 and was approaching 2019 leasing levels. For the six months ended June 30, 2021, we leased 2.8 million square feet, which represented a 24% increase over the prior year period. We believe our leased occupancy levels prior to the onset of the COVID-19 pandemic coupled with our current leasing demand and pipeline position us well to further increase our occupancy rate.
Selectively Acquire Omni-Channel Grocery-Anchored Shopping Centers
We intend to selectively acquire omni-channel grocery-anchored shopping centers with attractive yields in markets that support our necessity-based retail strategy. We focus on acquisitions in our targeted markets that have capitalization rates that we believe are generally 50-100 bps higher than those observed in primary markets. We have a dedicated transactions team of six professionals with an average of twelve years of real estate transaction experience and a ten-year average tenure at our Company that is responsible for executing all of our acquisitions and dispositions. In considering and evaluating potential acquisition opportunities, and to augment our seasoned acquisition team, we employ our proprietary underwriting methodology, which includes the use of the PECO Power ScoreTM, to assess shopping center attributes and projected returns. We believe that we maintain a competitive advantage in acquiring centers given the scale of our business and the experience of our team. We maintain a network of thousands of retailers, real estate brokers, and other market participants which gives us unique insight into new and highly desirable acquisition opportunities. We are often sought out as a preferred buyer of shopping centers due to our track record and reputation in our markets. For the seven-year period 2012-2018, we acquired 280 assets for a total of $4.7 billion, an average of 40 assets for $670 million per year. We believe that there is a large acquisition opportunity set for us and that there are approximately 5,800 shopping centers anchored by the #1 or #2 grocer by sales with our target demographic profile that we view as potential acquisition candidates for us.
Execute Redevelopment Opportunities
Our team of seasoned professionals identifies opportunities to unlock additional value at our centers through investments in our redevelopment program. Our strategies primarily consist of outparcel development, footprint reconfiguration, anchor repositioning, and anchor expansion. Our capital expenditures were prioritized in 2020 to support new leasing activity due to the impact from the COVID-19 pandemic. In more normal operating environments, we look for redevelopment opportunities to increase the overall yield and value of our centers, which we believe will allow us to generate higher returns for our stockholders while creating exceptional omni-channel grocery-anchored shopping center experiences. Our underwritten incremental unlevered yields on redevelopment projects are expected to range between 9% - 11%. Our current in process projects represent an estimated total investment of $36.3 million, and the total underwritten incremental unlevered yield range on this estimated investment is expected to be between 9.5% - 10.5%. Actual incremental yields may vary from our underwritten incremental yield range based on the actual total cost to complete a project and its actual incremental annual NOI at stabilization. Our average net investment per redevelopment project is between $2 and $3 million. We believe the small average size of our redevelopment projects is a positive, as our risk in this activity is well-diversified.

Capitalize on Favorable Macroeconomic Trends
We believe there are a number of macroeconomic trends that are positive for the growth potential of our shopping centers including the population trends in Sun Belt states, the population shift from urban to non-urban communities, the increase in work from home initiatives, the importance of last mile delivery, the increase in “shop local” trends, and Neighbors relocating from malls to open air shopping centers.
The Sun Belt region has experienced significant growth in population. Between 2000 and 2020, Sun Belt states increased their collective population by 28 million people, which represented 56% of all U.S. population growth, according to the U.S. Census Bureau. Sun Belt states represent 40% of the U.S. population as of 2020, an increase from 37% in 2000. Approximately 50% of our portfolio ABR is located in Sun Belt states. We believe we benefit from increased demand resulting from the Sun Belt’s increased percentage of the total population.
The net population flow out of U.S. urban neighborhoods and into non-urban neighborhoods doubled in the period between March and September 2020 as compared to the average for the same months in 2017 through 2019, according to the Federal Reserve Bank of Cleveland. We believe our suburban focus is well-positioned to capture additional growth from such trends.
We believe the increase in work from home initiatives across the United States will increase the growth potential of our shopping centers. We believe customers spending more time at home are more likely to visit our suburban stores.
We believe consumers increasingly prefer to “shop local” rather than purchase products from large retailers. We believe local stores create vibrant communities with unique businesses and strong neighborhood social bonds. We believe our inline Neighbors are representative of many of the “shop local” qualities that our customers demand.
We believe the COVID-19 pandemic has generated and, in some cases, accelerated the migration of retailers from malls to open air shopping centers. Retailers cite a number of reasons for this trend, including changing lifestyles, a customer preference for open air environments due to the pandemic, cost savings and getting closer to the customer. We have executed leases with retailers, including Lenscrafters, Panda Express, Pearle Vision, and Shoe Sensation, which we believe are following this trend.
Non-GAAP Financial Measures
Same-Center Net Operating Income—We present Same-Center NOI as a supplemental measure of our performance. We define NOI as total operating revenues, adjusted to exclude non-cash revenue items, less property operating expenses and real estate taxes. For the three and six months ended June 30, 2021 and 2020, Same-Center NOI represents the NOI for the 268 shopping centers that were wholly-owned and operational for the entire portion of both comparable periods. For the years ended December 31, 2020 and 2019, Same-Center NOI represents the NOI for the 275 shopping centers that were wholly-owned and operational for the entire portion of both comparable reporting periods.
We believe Same-Center NOI provides useful information to our investors about our financial and operating performance because it provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Because Same-Center NOI excludes the change in NOI from shopping centers acquired or disposed of outside the reporting periods, it highlights operating trends such as occupancy levels, rental rates, and operating costs on shopping centers that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of our financial performance as it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our shopping centers that could materially impact our results from operations.

The table below presents our Same-Center NOI for the three and six months ended June 30, 2021 and 2020 (dollars in thousands):

	Three Months Ended June 30,		Favorable (Unfavorable)		Six Months Ended June 30,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Same-Center revenues:
Rental income(1)	$91,305	$90,814	$491		$182,599	$182,852	$(253)
Tenant recovery income	27,250	30,197	(2,947)		57,851	60,980	(3,129)
Reserves for uncollectibility(2)	2,889	(9,706)	12,595		1,261	(12,129)	13,390
Other property income	284	600	(316)		756	1,465	(709)
Total Same-Center revenues	121,728	111,905	9,823	8.8%	242,467	233,168	9,299	4.0%
Same-Center operating expenses:
Property operating expenses	17,504	16,495	(1,009)		36,614	34,562	(2,052)
Real estate taxes	16,519	16,038	(481)		32,749	33,182	433
Total Same-Center operating expenses	34,023	32,533	(1,490)	(4.6)%	69,363	67,744	(1,619)	(2.4)%
Total Same-Center NOI	$87,705	$79,372	$8,333	10.5%	$173,104	$165,424	$7,680	4.6%
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
(2)Includes billings that will not be recognized as revenue until cash is collected or the Neighbor resumes regular payments and/or we deem it appropriate to resume recording revenue on an accrual basis, rather than on a cash basis.
The table below compares Same-Center NOI for the years ended December 31, 2020 and 2019 (dollars in thousands):

			Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Same-Center revenues:
Rental income(1)	$364,998	$360,548	$4,450
Tenant recovery income	122,835	120,870	1,965
Reserves for uncollectibility(2)	(26,458)	(5,179)	(21,279)
Other property income	2,609	2,552	57
Total Same-Center revenues	463,984	478,791	(14,807)	(3.1)%
Same-Center operating expenses:
Property operating expenses	70,270	70,208	(62)
Real estate taxes	65,727	66,461	734
Total Same-Center operating expenses	135,997	136,669	672	0.5%
Total Same-Center NOI	$327,987	$342,122	$(14,135)	(4.1)%
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
(2)Includes billings that will not be recognized as revenue until cash is collected or the Neighbor resumes regular payments and/or is considered creditworthy.

Same-Center NOI Reconciliation—Below is a reconciliation of net income to NOI and Same-Center NOI for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$6,390	$(6,413)	$6,507	$4,786
Adjusted to exclude:
Fees and management income	(2,374)	(2,760)	(4,660)	(4,925)
Straight-line rental (income) expense(1)	(2,970)	948	(4,392)	(1,364)
Net amortization of above- and below-market leases	(887)	(795)	(1,725)	(1,583)
Lease buyout income	(1,781)	(214)	(2,578)	(308)
General and administrative expenses	11,937	9,806	21,278	20,546
Depreciation and amortization	56,587	56,370	111,928	112,597
Impairment of real estate assets	1,056	—	6,056	—
Interest expense, net	19,132	22,154	39,195	44,929
(Gain) loss on disposal of property, net	(3,744)	541	(17,585)	2,118
Other expense (income), net	2,924	500	18,509	(9,369)
Property operating expenses related to fees and management income	1,306	891	2,122	1,528
NOI for real estate investments	87,576	81,028	174,655	168,955
Less: Non-same-center NOI(2)	129	(1,656)	(1,551)	(3,531)
Total Same-Center NOI	$87,705	$79,372	$173,104	$165,424
(1)Includes straight-line rent adjustments for Neighbors for whom revenue is being recorded on a cash basis.
(2)Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.
Below is a reconciliation of net income (loss) to NOI and Same-Center NOI for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Net income (loss)	$5,462	$(72,826)
Adjusted to exclude:
Fees and management income	(9,820)	(11,680)
Straight-line rental income(1)	(3,356)	(9,079)
Net amortization of above- and below- market leases	(3,173)	(4,185)
Lease buyout income	(1,237)	(1,166)
General and administrative expenses	41,383	48,525
Depreciation and amortization	224,679	236,870
Impairment of real estate assets	2,423	87,393
Interest expense, net	85,303	103,174
Gain on disposal of property, net	(6,494)	(28,170)
Other (income) expense, net	(9,245)	676
Property operating expenses related to fees and management income	6,098	6,264
NOI for real estate investments	332,023	355,796
Less: Non-same-center NOI(2)	(4,036)	(13,674)
Total Same-Center NOI	$327,987	$342,122
(1)Includes straight-line rent adjustments for Neighbors deemed to be non-creditworthy.
(2)Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.

Same-Center NOI (Adjusted for Transactions)—For the purposes of evaluating Same-Center NOI for the years ended 2019, 2018, 2017, and 2016, we are presenting Same-Center NOI (Adjusted for Transactions), which is Same-Center NOI presented as if the PELP Transaction and the Merger had occurred on January 1 of the earliest comparable period in each presentation. This perspective allows us to evaluate Same-Center NOI growth over each comparable period. Same-Center NOI (Adjusted for Transactions) is not necessarily indicative of what actual Same-Center NOI and growth would have been if the PELP Transaction and the Merger had occurred on January 1 of the earliest comparable period in each presentation. Same-Center NOI (Adjusted for Transactions) is presented on the same basis as Same-Center NOI in all other respects.
Same-Center NOI (Adjusted for Transactions) Reconciliation—Same-Center NOI (Adjusted for Transactions) is being presented as if the Merger had occurred on January 1, 2018. Same-Center NOI (Adjusted for Transactions) represents the NOI for the properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. Below is a reconciliation of net (loss) income to NOI for real estate investments and Same-Center NOI (Adjusted for Transactions) for the years ended December 31, 2019 and 2018 (in thousands):

	2019	2018
Net (loss) income	$(72,826)	$46,975
Adjusted to exclude:
Fees and management income	(11,680)	(32,926)
Straight-line rental income	(9,079)	(5,173)
Net amortization of above- and below-market leases	(4,185)	(3,949)
Lease buyout income	(1,166)	(519)
General and administrative expenses	48,525	50,412
Depreciation and amortization	236,870	191,283
Impairment of real estate assets	87,393	40,782
Interest expense, net	103,174	72,642
Gain on sale or contribution of property, net	(28,170)	(109,300)
Other	676	4,720
Property operating expenses related to fees and management income	6,264	17,503
NOI for real estate investments	355,796	272,450
Less: Non-same-center NOI(1)	(16,175)	(44,194)
NOI from same-center properties acquired in the Merger, prior to acquisition	—	99,387
Total Same-Center NOI (Adjusted for Transactions)	$339,621	$327,643
(1)Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.

REIT II Same-Center NOI—As the manager of REIT II, we were responsible for providing accounting services prior to its acquisition by us. NOI from the REIT II properties acquired in the Merger, prior to acquisition, was obtained from the accounting records of REIT II without adjustment. The table below provides Same-Center NOI detail for the non-ownership periods of REIT II (in thousands):

2018
Revenues:
Rental income(1)	$106,711
Tenant recovery income	40,354
Other property income	828
Total revenues	147,893
Operating expenses:
Property operating expenses	24,808
Real estate taxes	23,698
Total operating expenses	48,506
Total Same-Center NOI	$99,387
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
Same-Center Properties (Adjusted for Transactions)—Below is a breakdown of our same-center property count:

2019
Same-center properties owned since January 1, 2018	192
Same-center properties acquired in the Merger	84
Total same-center properties	276

Same-Center NOI (Adjusted for Transactions) Reconciliation—Same-Center NOI (Adjusted for Transactions) is being presented as if the PELP transaction and the Merger had occurred on January 1, 2017. Same-Center NOI (Adjusted for Transactions) represents the NOI for properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. Below is a reconciliation of net income (loss) to NOI for real estate investments and Same-Center NOI (Adjusted for Transactions) for the years ended December 31, 2018 and 2017 (in thousands):

	2018	2017
Net income (loss)	$46,975	$(41,718)
Adjusted to exclude:
Fees and management income	(32,926)	(8,156)
Straight-line rental income	(5,173)	(3,766)
Net amortization of above- and below-market leases	(3,949)	(1,984)
Lease buyout income	(519)	(1,321)
General and administrative expenses	50,412	36,878
Transaction expenses	3,331	15,713
Vesting of Class B units	—	24,037
Termination of affiliate arrangements	—	5,454
Depreciation and amortization	191,283	130,671
Impairment of real estate assets	40,782	—
Interest expense, net	72,642	45,661
Gain on sale or contribution of property, net	(109,300)	(1,760)
Other	1,389	(881)
Property operating expenses related to fees and management income	17,503	5,579
NOI for real estate investments	272,450	204,407
Less: Non-same-center NOI(1)	(35,456)	(27,286)
NOI from same-center properties acquired in the PELP Transaction, prior to acquisition	—	38,354
NOI from same-center properties acquired in the Merger, prior to acquisition	88,463	98,392
Total Same-Center NOI (Adjusted for Transactions)	$325,457	$313,867
(1)Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.

PELP and REIT II Same-Center NOI—NOI from the PELP properties acquired in the PELP transaction and NOI from the REIT II properties acquired in the Merger, prior to their respective acquisitions, was obtained from the accounting records of PELP and REIT II without adjustment. The table below provides Same-Center NOI detail for the non-ownership periods of PELP and REIT II (in thousands):

	REIT II		PELP
	2018	2017	2017
Revenues:
Rental income(1)	$95,086	$106,572	$42,861
Tenant recovery income	35,925	39,574	12,153
Other property income	828	723	363
Total revenues	131,839	146,869	55,377
Operating expenses:
Property operating expenses	22,231	25,146	9,748
Real estate taxes	21,145	23,331	7,275
Total operating expenses	43,376	48,477	17,023
Total Same-Center NOI	$88,463	$98,392	$38,354
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
Same-Center Properties (Adjusted for Transactions)—Below is a breakdown of our same-center property count:

2018
Same-center properties owned since January 1, 2017	142
Same-center properties acquired in the PELP Transaction	64
Same-center properties acquired in the Merger	74
Total same-center properties	280

Same-Center NOI (Adjusted for Transactions) Reconciliation—Same-Center NOI (Adjusted for Transactions) is being presented as if the PELP transaction had occurred on January 1, 2016. Same-Center NOI (Adjusted for Transactions) represents the NOI for properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. Below is a reconciliation of net (loss) income to NOI for real estate investments and Same-Center NOI (Adjusted for Transactions) for the years ended December 31, 2017 and 2016 (in thousands):

	2017	2016
Net (loss) income	$(41,718)	$9,043
Adjusted to exclude:
Fees and management income	(8,156)	—
Straight-line rental income	(3,766)	(3,512)
Net amortization of above- and below-market leases	(1,984)	(1,208)
Lease buyout income	(1,321)	(583)
General and administrative expenses	36,348	31,804
Transaction expenses	15,713	—
Vesting of Class B units	24,037	—
Termination of affiliate arrangements	5,454	—
Acquisition expenses	530	5,803
Depreciation and amortization	130,671	106,095
Interest expense, net	45,661	32,458
Other	(2,336)	(5,990)
Property operating expenses related to fees and management income	5,386	—
NOI for real estate investments	204,519	173,910
Less: Non-same-center NOI(1)	(34,443)	(20,015)
NOI from same-center properties acquired in the PELP Transaction, prior to acquisition	34,756	44,061
Total Same-Center NOI (Adjusted for Transactions)	$204,832	$197,956
(1)Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.
PELP Same-Center NOI—NOI from the PELP properties acquired prior to the PELP transaction was obtained from the accounting records of PELP without adjustment. The table below provides Same-Center NOI detail for the non-ownership periods of PELP (in thousands):

	2017	2016
Revenues:
Rental income(1)	$37,860	$49,046
Tenant recovery income	10,537	13,781
Other property income	520	259
Total revenues	48,917	63,086
Operating expenses:
Property operating expenses	8,214	11,529
Real estate taxes	5,947	7,496
Total operating expenses	14,161	19,025
Total Same-Center NOI	$34,756	$44,061
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

Same-Center Properties (Adjusted for Transactions)—Below is a breakdown of our same-center property count:

2017
Same-center properties owned since January 1, 2016	136
Same-center properties acquired in the PELP Transaction	64
Total same-center properties	200
Nareit Funds from Operations, Core Funds from Operations, and Adjusted Funds from Operations—Nareit FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts, or Nareit, defines Nareit FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect Nareit FFO on the same basis. We calculate Nareit FFO measures in a manner consistent with the Nareit definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
Core FFO is an additional performance financial measure used by us as Nareit FFO includes certain non-comparable items that affect our performance over time. We believe that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, we adjust Nareit FFO attributable to stockholders and convertible noncontrolling interests to exclude certain recurring and non-recurring items including, but not limited to, depreciation and amortization of corporate assets, changes in the fair value of the earn-out liability, amortization of unconsolidated joint venture basis differences, gains or losses on the extinguishment or modification of debt, other impairment charges, and transaction and acquisition expenses.
Adjusted FFO is an additional performance financial measure used by us that further excludes certain non-comparable items and non-cash adjustments that affect our performance over time. Adjusted FFO provides further insight into our portfolio performance by focusing on the revenues and expenditures directly involved in our operations and the management of our entire real estate portfolio. To arrive at Adjusted FFO, we reduce Core FFO for recurring capital expenditures, tenant improvement costs and leasing commissions and exclude straight-line rent and non-cash adjustments, such as amortization of market lease intangible adjustments, deferred financing costs, market debt adjustments and non-cash share-based compensation expenses. Adjusted FFO also includes a prorated share of the aforementioned adjustments for our unconsolidated joint ventures. Recurring property-related capital expenditures are costs to maintain properties and their common areas, including new roofs, paving of parking lots, and other general upkeep items, and recurring corporate capital expenditures are primarily costs for computer software and equipment.
Nareit FFO, Nareit FFO Attributable to Stockholders and OP Unit Holders, Nareit FFO Attributable to Stockholders and Convertible Noncontrolling Interests, Core FFO, and Adjusted FFO should not be considered alternatives to net income (loss) under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. These metrics may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, Nareit FFO, Nareit FFO Attributable to Stockholders and OP Unit Holders, Nareit FFO Attributable to Stockholders and Convertible Noncontrolling Interests, Core FFO, and Adjusted FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our Nareit FFO, Nareit FFO Attributable to Stockholders and OP Unit Holders, Nareit FFO Attributable to Stockholders and Convertible Noncontrolling Interests, Core FFO, and Adjusted FFO, as presented, may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of Nareit FFO Attributable to Stockholders and OP Unit Holders, Core FFO, and Adjusted FFO for the three and six months ended June 30, 2021 and 2020 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Calculation of Nareit FFO Attributable to Stockholders and OP Unit Holders
Net income (loss)	$6,390	$(6,413)	$6,507	$4,786
Adjustments:
Depreciation and amortization of real estate assets	55,654	54,892	109,995	109,709
Impairment of real estate assets	1,056	—	6,056	—
(Gain) loss on disposal of property, net	(3,744)	541	(17,585)	2,118
Adjustments related to unconsolidated joint ventures	537	940	(100)	1,594
Nareit FFO attributable to stockholders and OP unit holders	$59,893	$49,960	$104,873	$118,207
Calculation of Core FFO
Nareit FFO attributable to stockholders and OP unit holders	$59,893	$49,960	$104,873	$118,207
Adjustments:
Depreciation and amortization of corporate assets	933	1,478	1,933	2,888
Change in fair value of earn-out liability	2,000	—	18,000	(10,000)
Amortization of unconsolidated joint venture basis differences	79	254	825	721
Loss on extinguishment of debt, net	419	—	1,110	73
Transaction and acquisition expenses	934	14	1,075	59
Core FFO	$64,258	$51,706	$127,816	$111,948
Calculation of Adjusted FFO
Core FFO	$64,258	$51,706	$127,816	$111,948
Adjustments:
Straight-line and non-cash adjustments(1)	(2,256)	2,230	(2,938)	1,465
Capital expenditures(2)	(10,894)	(5,120)	(18,208)	(11,745)
Non-cash share-based compensation expense, net	3,736	1,712	5,249	1,744
Adjustments related to unconsolidated joint ventures	(168)	(122)	(364)	(187)
Adjusted FFO	$54,676	$50,406	$111,555	$103,225
Nareit FFO Attributable to Stockholders and OP Unit Holders/Core FFO per Share(3)
Weighted-average common shares outstanding - diluted	107,175	111,165	107,102	111,140
Nareit FFO attributable to stockholders and OP unit holders per share - diluted	$0.56	$0.45	$0.98	$1.06
Core FFO per share - diluted	$0.60	$0.47	$1.19	$1.01
(1)Includes amortization of market lease adjustments, deferred financing expenses, and market debt adjustments.
(2)Includes recurring capital expenditures, tenant improvement costs, leasing commissions, and capitalized construction costs.
(3)Restricted stock awards were dilutive to Nareit FFO Attributable to Stockholders and OP Unit Holders per share and Core FFO per share for the three and six months ended June 30, 2021 and 2020, and, accordingly, their impact was included in the weighted-average common shares used in their respective per share calculations. For the three months ended June 30, 2020, restricted stock units had an anti-dilutive effect upon the calculation of earnings per share and thus were excluded.

Additionally, the following table presents our calculation of Nareit FFO, Nareit FFO Attributable to Stockholders and Convertible Noncontrolling Interests, Core FFO, and Adjusted FFO and provides additional information related to our operations for the years ended December 31, 2020, 2019, 2018, 2017, 2016 (in thousands, except per share amounts):

	2020	2019	2018	2017(1)	2016(1)
Calculation of Nareit FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net income (loss)	$5,462	$(72,826)	$46,975	$(41,718)	$9,043
Adjustments:
Depreciation and amortization of real estate assets	218,738	231,023	177,504	127,771	106,095
Impairment of real estate assets	2,423	87,393	40,782	—	—
Gain on the sale or contribution of property, net	(6,494)	(28,170)	(109,300)	(1,760)	(4,732)
Adjustments related to unconsolidated joint ventures	1,552	(128)	560	—	—
Nareit FFO attributable to the Company	221,681	217,292	156,521	84,293	110,406
Adjustments attributable to noncontrolling interests not convertible into common stock	—	(282)	(299)	(143)	—
Nareit FFO attributable to stockholders and convertible noncontrolling interests	$221,681	$217,010	$156,222	$84,150	$110,406
Calculation of Core FFO
Nareit FFO attributable to stockholders and convertible noncontrolling interests	$221,681	$217,010	$156,222	$84,150	$110,406
Adjustments:
Depreciation and amortization of corporate assets	5,941	5,847	13,779	2,900	—
Change in fair value of earn-out liability and derivatives	(10,000)	(7,500)	2,393	(201)	(1,510)
Other impairment charges	359	9,661	—	—	—
Amortization of unconsolidated joint venture basis differences	1,883	2,854	167	—	—
Noncash vesting of Class B units and termination of affiliate arrangements	—	—	—	29,491	—
Loss (gain) on extinguishment or modification of debt, net	4	2,238	(93)	(572)	(63)
Transaction and acquisition expenses	539	598	3,426	16,243	5,803
Other	—	158	232	—	—
Core FFO	$220,407	$230,866	$176,126	$132,011	$114,636
Calculation of Adjusted FFO
Core FFO	$220,407	$230,866	$176,126	$132,011	$114,636
Adjustments:
Straight-line and non-cash adjustments(2)	920	(611)	(5,004)	(1,666)	(1,838)
Capital expenditures(3)	(37,885)	(41,789)	(35,233)	(36,666)	(28,742)
Non-cash share-based compensation expense, net	4,673	1,568	(4,991)	3,550	29
Adjustments related to unconsolidated joint ventures	(502)	(704)	(128)	—	—
Adjusted FFO	$187,613	$189,330	$130,770	$97,229	$84,085
Nareit FFO Attributable to Stockholders and Convertible Noncontrolling Interests/Core FFO per share
Weighted-average common shares outstanding - diluted(4)	111,156	109,170	80,456	65,502	62,221
Nareit FFO attributable to stockholders and convertible noncontrolling interests per share - diluted	$1.99	$1.99	$1.94	$1.28	$1.77
Core FFO per share - diluted	$1.98	$2.11	$2.19	$2.02	$1.84
(1)Certain prior period amounts have been reclassified to conform with current year presentation.
(2)Includes amortization of market lease adjustments, deferred financing expenses, and market debt adjustments.
(3)Includes recurring capital expenditures, tenant improvement costs, leasing commissions, and capitalized construction costs.
(4)Restricted stock awards were dilutive to Nareit FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share and Core FFO per share for the years ended December 31, 2020, 2019, 2018, 2017, and 2016, and, accordingly, their impact was included in the weighted-average common shares used in their respective per share calculations. For the years ended December 31, 2019 and 2017, restricted stock units had an anti-dilutive effect upon the calculation of earnings per share and thus were excluded. For details related to the calculation of earnings per share, see the notes to our financial statements included elsewhere in this prospectus.

Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate, or EBITDAre, and Adjusted EBITDAre—Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains or losses from disposition of depreciable property, and (v) impairment write-downs of depreciable property. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDAre on the same basis.
Adjusted EBITDAre is an additional performance measure used by us as EBITDAre includes certain non-comparable items that affect our performance over time. To arrive at Adjusted EBITDAre, we exclude certain recurring and non-recurring items from EBITDAre, including, but not limited to: (i) changes in the fair value of the liability; (ii) other impairment charges; (iii) amortization of basis differences in our investments in our unconsolidated joint ventures; and (iv) transaction and acquisition expenses.
We use EBITDAre and Adjusted EBITDAre as additional measures of operating performance which allow us to compare earnings independent of capital structure, determine debt service and fixed cost coverage, and measure enterprise value. Additionally, we believe they are a useful indicator of our ability to support our debt obligations. EBITDAre and Adjusted EBITDAre should not be considered as alternatives to net income (loss), as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. Accordingly, EBITDAre and Adjusted EBITDAre should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of EBITDAre and Adjusted EBITDAre for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Calculation of EBITDAre
Net income	$6,390	$(6,413)	$6,507	$4,786
Adjustments:
Depreciation and amortization	56,587	56,370	111,928	112,597
Interest expense, net	19,132	22,154	39,195	44,929
(Gain) loss on disposal of property, net	(3,744)	541	(17,585)	2,118
Impairment of real estate assets	1,056	—	6,056	—
Federal, state, and local tax expense	165	180	331	209
Adjustments related to unconsolidated joint ventures	(535)	1,391	597	2,568
EBITDAre	$79,051	$74,223	$147,029	$167,207
Calculation of Adjusted EBITDAre
EBITDAre	$79,051	$74,223	$147,029	$167,207
Adjustments:
Change in fair value of earn-out liability	2,000	—	18,000	(10,000)
Transaction and acquisition expenses	934	14	1,075	59
Amortization of unconsolidated joint venture basis differences	79	254	825	721
Adjusted EBITDAre	$82,064	$74,491	$166,929	$157,987
Additionally, the following table presents our calculation of EBITDAre and Adjusted EBITDAre for the years ended December 31, 2020, 2019, 2018, 2017, and 2016 (in thousands):

	2020	2019	2018	2017	2016
Calculation of EBITDAre
Net income (loss)	$5,462	$(72,826)	$46,975	(41,718)	$9,043
Adjustments:
Depreciation and amortization	224,679	236,870	191,283	130,671	106,095
Interest expense, net	85,303	103,174	72,642	45,661	32,458
Gain on disposal of property, net	(6,494)	(28,170)	(109,300)	(1,760)	(4,732)
Impairment of real estate assets	2,423	87,393	40,782	—	—
Federal, state, and local tax expense	491	785	232	—	—
Adjustments related to unconsolidated joint ventures	3,355	2,571	446	—	—
EBITDAre	$315,219	$329,797	$243,060	$132,854	$142,864
Calculation of Adjusted EBITDAre
EBITDAre	$315,219	$329,797	$243,060	$132,854	$142,864
Adjustments:
Change in fair value of earn-out liability and derivatives	(10,000)	(7,500)	2,393	(201)	(1,510)
Other impairment charges	359	9,661	—	—	—
Amortization of unconsolidated joint venture basis differences	1,883	2,854	167	—	—
Transaction and acquisition expenses	539	598	3,426	16,243	5,803
Adjusted EBITDAre	$308,000	$335,410	$249,046	$148,896	$147,157

Financial Leverage Ratios—We believe our net debt to Adjusted EBITDAre, secured debt to Adjusted EBITDAre, Adjusted EBITDAre to adjusted interest expense as of June 30, 2021, including on an adjusted basis as if the Refinancing, the Stock Offering, and the 2022 Term Loan Payoff had occurred as of June 30, 2021, reflect our ability to satisfy our obligations.
The following table presents our calculation of net debt, inclusive of our prorated portion of net debt and cash and cash equivalents owned through our unconsolidated joint ventures, as of June 30, 2021, on an adjusted basis as if the Refinancing, the Stock Offering, and the 2022 Term Loan Payoff had occurred as of June 30, 2021 (in thousands):

	June 30, 2021 (As Adjusted)	June 30, 2021
Net debt:
Total debt, excluding market adjustments and deferred financing expenses	$1,906,754	$2,272,268
Less: Cash and cash equivalents	153,902	22,633
Total net debt	$1,752,852	$2,249,635
The following table presents our calculation of net debt to Adjusted EBITDAre and secured debt to Adjusted EBITDAre as of June 30, 2021, on an adjusted basis as if the Refinancing, the Stock Offering, and the 2022 Term Loan Payoff had occurred as of June 30, 2021 (dollars in thousands):

	June 30, 2021 (As Adjusted)	June 30, 2021
Net debt to Adjusted EBITDAre - annualized:
Net debt	$1,752,852	$2,249,635
Adjusted EBITDAre - annualized(1)	316,307	316,942
Net debt to Adjusted EBITDAre - annualized	5.5x	7.1x

Secured debt to Adjusted EBITDAre - annualized:
Secured debt	$618,995	$618,995
Add: Prorated share from unconsolidated joint ventures	30,345	30,345
Adjusted EBITDAre - annualized(1)	316,307	316,942
Secured debt to Adjusted EBITDAre - annualized	2.1x	2.0x
(1)    Adjusted EBITDAre is based on a trailing 12 month period.

The following table presents our calculation of adjusted interest expense and Adjusted EBITDAre to adjusted interest expense for the trailing 12 months as of June 30, 2021 (dollars in thousands):

Trailing Twelve Months Ended June 30, 2021(1)
Calculation of Interest Expense, net:
Interest on revolving credit facility, net	$908
Interest on term loans, net	43,586
Interest on secured debt	27,363
Loss on extinguishment of debt	1,041
Non-cash amortization and other(1)	6,671
Interest expense, net	$79,568
Calculation of Adjusted Interest Expense
Interest expense, net	$79,568
Adjustments:
Loan Closing Cost	(4,928)
Swap Contract Interest Expense - Amortization	(1,337)
Market Debt Adjustments	39
Write-off of unamortized deferred financing fees	144
Interest Adjustment for Refinance(2)	(6,991)
Adjusted Interest Expense	$66,497
Calculation of Adjusted EBITDAre to Adjusted Interest Expense
Adjusted EBITDAre - annualized(3)	$316,307
Adjusted Interest Expense	66,497
Adjusted EBITDAre to Adjusted Interest Expense	4.8x
(1)    Amortization of debt-related items includes items such as deferred financing expenses, assumed market debt, and derivative adjustments, net.
(2)    In July 2021, the Company entered into the Refinancing. In connection with this activity PECO paid off a term loan due in 2025. In addition, the Company used proceeds from the Stock Offering to retire a term loan due in 2022, or the 2022 Term Loan Payoff. Total Net Debt has been adjusted as though the Refinancing, the Stock Offering, and the 2022 Term Loan Payoff had occurred as of June 30, 2021.
(3)    Adjusted EBITDAre is based on a trailing twelve-month period.

Recent Developments
Listing and Concurrent Public Offering of Common Stock of Phillips Edison & Company, Inc.
On July 15, 2021, our common stock began trading on the Nasdaq Global Select Market. On July 19, 2021, we completed our concurrent public offering of 17,000,000 shares of common stock at a public offering price of $28.00 per share. On August 2, 2021, we completed the sale of an additional 2,550,000 shares of common stock pursuant to the underwriters’ option to purchase additional shares. Our net proceeds from the offering were approximately $506.4 million.
On September 28, 2021, our board of directors authorized distributions for October 2021 to the stockholders of record at the close of business on October 15, 2021 equal to a monthly amount of $0.090 per share of common stock. We expect to pay October 2021 distributions on November 1, 2021.
Our Tax Status
We elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2010. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we make distributions each taxable year equal to at least 90% of our taxable income (excluding capital gains and computed without regard to the dividends paid deduction).

Corporate Information
Phillips Edison & Company, Inc. was formed as a Maryland corporation in October 2009. Our principal executive office is located at 11501 Northlake Drive, Cincinnati, Ohio 45249. Our telephone number is (513) 554-1110. We maintain a website at http://www.phillipsedison.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering
The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of Notes” of this prospectus supplement contains a more detailed description of the terms and conditions of the notes and the indenture governing the notes. For purposes of this section and the section entitled “Description of Notes,” references to “we,” “us” and “our” refer only to Phillips Edison Grocery Center Operating Partnership I, L.P. and not to its subsidiaries, and references to the “parent guarantor” refer only to Phillips Edison & Company, Inc.

Issuer of Notes	Phillips Edison Grocery Center Operating Partnership I, L.P.
Guarantor	Phillips Edison & Company, Inc.
Securities Offered	$350,000,000 aggregate principal amount of 2.625% senior notes due 2031
Maturity Date	November 15, 2031
Interest Rate	2.625% per year
Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2022.
Ranking of Notes	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to:

•all of our existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);

•all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries that do not guarantee the notes and of any entity we account for using the equity method of accounting; and

•all preferred equity not owned by us, if any, in any of our subsidiaries that do not guarantee the notes and in any entity we account for using the equity method of accounting.
Guarantee	The notes will be fully and unconditionally guaranteed by the parent guarantor. In addition, following the original issue date of the notes, the notes will be fully and unconditionally guaranteed by each subsidiary of the parent guarantor (other than us) if, and for so long as, such subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness (as defined in “Description of Notes—Definitions”). The guarantee of the notes will be an unsecured and unsubordinated obligation of the applicable guarantor and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of the applicable guarantor. The applicable guarantor’s guarantee of the notes will be effectively subordinated in right of payment to:
•all of such guarantor’s existing and future secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness or guarantees);

•all existing and future indebtedness and other liabilities, whether secured or unsecured, of such guarantor’s consolidated subsidiaries (including us) that do not guarantee the notes and of any entity such guarantor accounts for using the equity method of accounting; and

•all preferred equity not owned by such guarantor, if any, in any of such guarantor’s consolidated subsidiaries (including us) that do not guarantee the notes and in any entity such guarantor accounts for using the equity method of accounting.

The parent guarantor generally does not have any significant operations or material assets other than its direct and indirect investments in us.
Optional Redemption	We may redeem the notes at our option at any time in whole or from time to time in part prior to August 15, 2031 at the applicable redemption price specified herein. If the notes are redeemed on or after August 15, 2031, the redemption price will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $342.2 million, after deducting the underwriting discount and other estimated expenses payable by us.
We intend to use the net proceeds from this offering to repay outstanding indebtedness, including $150 million to pay off the remaining balance on the 2023 Term Loan, and for general corporate purposes, including funding future investment activity. See “Use of Proceeds.”
Affiliates of certain of the underwriters are lenders and, in certain cases, agents under our 2023 Term Loan and will receive pro rata portions of the net proceeds from this offering used to repay the balance outstanding thereunder.
Certain Covenants	The indenture governing the notes will contain certain covenants that, among other things, limit:

•our ability and the ability of the parent guarantor and any of the parent guarantor’s subsidiaries that guarantee the notes, if any, to consummate a merger, consolidation or sale of all or substantially all of our assets; and

•the ability of the parent guarantor and its subsidiaries, including us, to incur secured and unsecured indebtedness.In addition, the parent guarantor will be required not to have total unencumbered assets of less than 150% of the aggregate principal amount of all of its and its subsidiaries’ outstanding unsecured debt on a consolidated basis.

No Limitation on Incurrence of New Debt	Subject to compliance with covenants relating to our aggregate debt, debt service, maintenance of total unencumbered assets and secured aggregate debt, the indenture will not limit the amount of debt we may issue under the indenture or otherwise.
Further Issuances	We may in the future, without the consent of noteholders, issue additional notes on the same terms and conditions as the notes being offered hereby, except for any difference in the issue date, public offering price, interest accrued prior to the issue date of the additional notes, and, if applicable, the initial interest payment date. The notes and any additional notes of such series subsequently issued under the indenture would be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that if such additional notes will not be fungible with the previously issued notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
No Public Market	The notes offered hereby are a new issue of securities with no established trading market.
We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice.
Book-Entry Form	The notes will be issued in book-entry form only and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC, in New York, New York. Beneficial interests in the global certificates representing the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and such interests may not be exchanged for certificated notes, except in limited circumstances.

Governing Law	The indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.
Risk Factors	Investing in the notes involves risks. You should carefully read and consider the information set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q, as well as the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes.
Trustee	U.S. Bank National Association

RISK FACTORS
Investing in the notes involves risks. Before making an investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize to be delivered to you, as well as the documents incorporated by reference, including the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, and prospects, and might cause you to lose all or a part of your investment in the notes. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement.
Risks Related to this Offering and the Notes
Our indebtedness may expose us to the risk of default under our debt obligations and limit our ability to obtain additional financing and fulfill our obligations under the notes.
As of June 30, 2021, the outstanding principal amount of our consolidated indebtedness was approximately $2,241 million, all of which was incurred by our operating partnership or its subsidiaries and is comprised of $1,623 million in unsecured term loan debt and $619 million of secured mortgage loan debt. As of June 30, 2021, we had approximately $489.3 million of borrowing capacity available (subject to customary conditions) under our revolving credit facility, net of outstanding letters of credit and $22 million of cash and cash equivalents.
The requirements imposed by our debt agreements with regard to servicing the debt through payments of principal and/or interest, as well as, the limitations associated with the applicable restrictive covenants, subject us to the potential for defaulting on those debt agreements through the failure to satisfy the debt service requirements or non-compliance with the covenants. An occurrence of default could cause the debt to become due and payable. Provisions of our other debt agreements may contain cross default provisions whereby the default on one of our debt agreements could cause other debt agreements to be in default, leading those debt agreements to also be due and payable.
Our default on our debt agreements could have significant adverse consequences to holders of the notes, including the following:
•our cash flow may be insufficient to meet our required principal and interest payments with respect to the notes and our other indebtedness;
•we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon investment opportunities or meet ongoing operational needs;
•we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of the maturing indebtedness;
•because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense, thereby adversely impacting our cash flows;
•should we seek to hedge any of our floating rate indebtedness, we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility;
•we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;
•we may default on any secured debt obligations we may have, and the lenders or mortgagees may foreclose on our properties subject to such indebtedness or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;
•we may be restricted from accessing some of our excess cash flow after debt service;

•we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and
•our default under any loan with cross-default provisions could result in a default on other indebtedness.
If any one of these events were to occur, our financial condition, results of operations, cash flows and cash available for distribution, including our ability to satisfy our debt service obligations with respect to the notes, could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended.
Additionally, payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our other cash needs or to make distributions to our common stockholders that are necessary to maintain our REIT qualification.
The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.
The notes will be our operating partnership’s unsecured and unsubordinated obligations and will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to:
•all of our operating partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);
•all existing and future indebtedness and other liabilities, whether secured or unsecured, of our operating partnership’s subsidiaries that do not guarantee the notes and of any entity our operating partnership accounts for using the equity method of accounting; and
•all preferred equity not owned by our operating partnership, if any, in any of our operating partnership’s subsidiaries that do not guarantee the notes and in any entity our operating partnership accounts for using the equity method of accounting.
Similarly, the applicable guarantor’s guarantee of the notes will be its unsecured and unsubordinated obligation and will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated indebtedness and guarantees. The applicable guarantor’s guarantee of the notes will be effectively subordinated in right of payment to:
•all of such guarantor’s existing and future secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness or guarantees);
•all existing and future indebtedness and other liabilities, whether secured or unsecured, of such guarantor’s consolidated subsidiaries (including our operating partnership) that do not guarantee the notes and of any entity such guarantor accounts for using the equity method of accounting; and
•all preferred equity not owned by such guarantor, if any, in any of its consolidated subsidiaries (including our operating partnership) that do not guarantee the notes and in any entity such guarantor accounts for using the equity method of accounting.
Although the indenture that will govern the notes will contain covenants that will limit the ability of our company and its subsidiaries (including our operating partnership) to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions. Moreover, our company and its subsidiaries (including our operating partnership) may be able to incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants.
In the event of the bankruptcy, liquidation, reorganization or other winding up of our operating partnership or any guarantor, assets that secure any of our respective secured indebtedness, secured guarantees and other secured obligations will be available to pay our or its respective obligations under the notes or the guarantee of the notes, as applicable, and our or its other respective unsecured indebtedness, unsecured guarantees and other unsecured obligations only after all of our or its respective indebtedness, guarantees and other obligations secured by those assets have been repaid in full, and we caution you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes or the guarantees of the notes, as the case may be, then outstanding. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of the subsidiaries of our operating partnership or our company, the rights of holders of indebtedness and other obligations of our operating partnership (including the notes) or the guarantors (including their respective guarantees of the notes), as the case may be, will be effectively subordinated to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that our operating partnership or any guarantor, as the case may be, is itself a creditor with recognized claims against that subsidiary, in which case those claims would still be effectively subordinated to all debt secured by mortgages or other liens on the assets of that subsidiary (to the extent of the value of those assets) and would be subordinate to all indebtedness of that subsidiary senior to that held by our operating partnership or the guarantor, as the case may be. Moreover, in the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiary of our operating partnership or the guarantors, the rights of holders of indebtedness and other obligations of our operating partnership (including the notes) or the guarantors (including their respective guarantees of the notes), as the case may be, will be effectively subordinated to any equity interests in that subsidiary held by persons other than our operating partnership or the guarantors, as the case may be. In addition, in the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiary or other entity that our operating partnership or the guarantors accounts for using the equity method of accounting, the rights of holders of indebtedness and other obligations of our operating partnership (including the notes) or the guarantors (including their respective guarantees of the notes) will be subject to the prior claims of that entity’s creditors and the holders of any indebtedness or other obligations of that entity, except to the extent that our operating partnership or any guarantor, as the case may be, is itself a creditor with recognized claims against that entity, in which case those claims would still be effectively subordinated to all debt secured by mortgages or other liens on the assets of that entity (to the extent of the value of those assets) and would be subordinate to all indebtedness of that entity senior to that held by our operating partnership or the guarantors, as the case may be.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash flow from our operations in the future. Our operating cash flow is subject to, among other factors, general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control. The instruments and agreements governing some of our outstanding indebtedness (including borrowings under our revolving credit facility) contain provisions that require us to repay that indebtedness under specified circumstances or upon the occurrence of specified events (including certain changes of control of our company), and our future debt agreements and debt securities may contain similar provisions or may require that we repurchase or offer to repurchase the applicable indebtedness for cash under specified circumstances or upon the occurrence of specified changes of control of our company or our operating partnership or other events. We may not have sufficient funds to pay our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase), and we may not be able to arrange for the financing necessary to make those payments, on favorable terms or at all. In addition, our ability to make required payments on our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase) may be limited by the terms of other debt instruments or agreements. Any of these events could materially adversely affect our ability to make payments of principal and interest on the notes when due and could prevent us from making those payments altogether.
We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the notes, or to fund our other liquidity needs, including cash distributions necessary to maintain our REIT status. Additionally, if we incur additional indebtedness, including for the purpose of funding future investment activities or for any other purpose, our debt service obligations would increase.
We may need to or seek to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:
•our financial condition, results of operations and market conditions at the time; and
•restrictions in the agreements governing our indebtedness.
As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity financing, delaying additional investments in income producing properties, postponing capital expenditures, or discontinuing the pursuit of strategic acquisitions or alliances, any of which could have a material adverse effect on our business, financial condition, liquidity, results of operations, and prospectus, and on our ability to satisfy our debt service obligations (including payments on the notes).
The agreements governing our indebtedness contain, and the indenture governing the notes will contain, restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions and operate our business.
The agreements governing our indebtedness contain, and the indenture governing the notes will contain, restrictions and covenants that limit or will limit our ability to operate our business. The agreements governing our indebtedness contain covenants and other restrictions that will affect, among other things, our ability to:
•incur indebtedness;
•create liens on assets;
•sell or substitute assets;
•modify certain terms of our leases;
•manage our cash flows; and
•make distributions to equity holders.
The indenture governing the notes will also contain covenants and other restrictions that will affect, among other things, our ability to:
•consummate a merger, consolidation or sale of all or substantially all of our assets; and
•incur secured and unsecured indebtedness.
In addition, the indenture governing the notes will require us to maintain at all times a specified ratio of unencumbered assets to unsecured debt. These covenants, as well as any additional covenants to which we may be subject in the future because of additional indebtedness, could cause us to forgo investment opportunities or obtain financing that is more expensive than financing we could obtain if we were not subject to such covenants.
Despite our current level of indebtedness, we may incur significantly more debt, which could exacerbate any or all of the risks described above, and adversely impact our ability to pay the principal of or interest on the notes.
We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our revolving credit facility and certain other indebtedness (including the indenture governing the notes) limit, and the indenture governing the notes will limit, our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, we may, in compliance with these restrictions, incur additional indebtedness, which could be substantial. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our leverage as described above, including our possible inability to service our debt, would increase. In addition, the agreements governing our revolving credit facility and certain other indebtedness, and the indenture governing the notes, will not prevent us from incurring obligations that do not constitute indebtedness.
The parent guarantor does not have any significant operations or material assets other than its direct and indirect investments in our operating partnership.
The notes will be fully and unconditionally guaranteed by the parent guarantor, which does not have any significant operations or material assets other than its direct and indirect investments in our operating partnership. Accordingly, if our operating partnership fails to make a payment on the notes when due, there can be no assurance that the parent guarantor would have the necessary funds to pay that amount due pursuant to our guarantee.

Furthermore, as described above under “—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes,” the parent guarantor’s guarantee for the notes will be effectively subordinated in right of payment to:
•all of the parent guarantor’s existing and future secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness or guarantees);
•all existing and future indebtedness and other liabilities, whether secured or unsecured, of the parent guarantor’s consolidated subsidiaries (including our operating partnership) that do not guarantee the notes and of any entity it accounts for using the equity method of accounting; and
•all preferred equity not owned by the parent guarantor, if any, in any of its consolidated subsidiaries (including our operating partnership) that do not guarantee the notes and in any entity it accounts for using the equity method of accounting.
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.
Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by the guarantors, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred or entered into its guarantee:
•received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;
•was insolvent or rendered insolvent by reason of the incurrence of the guarantee;
•was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or
•intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantors.
The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:
•the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or
•it could not pay its debts as they become due.
The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.
We cannot be certain as to the standards a court would use to determine whether reasonably equivalent value or fair consideration was received by the guarantors for their respective guarantees of the notes. If a court voided such guarantee, holders of the notes would no longer have a claim against such guarantor. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void any guarantor’s guarantee, require the return of monies paid by such guarantor or subordinate the guarantee to other obligations of such guarantor, we could not assure you that funds would be available to pay the notes from any of our subsidiaries or from any other source.

Some of the guarantees may be released automatically.
Although our subsidiaries will not initially guarantee the notes, guarantees, if any, of the notes by our subsidiaries may be automatically released under various circumstances described under “Description of Notes—Guarantees.” Such release may occur at any time in the following circumstances:
•such subsidiary no longer guaranteeing or otherwise being an obligor (or which guarantee or obligation is being simultaneously released or will be immediately released after the release of the subsidiary from its guarantee of the notes) in respect of Triggering Indebtedness, provided that any release of such subsidiary’s guarantee pursuant to this bullet point will not limit the obligation of such subsidiary to guarantee the notes at any time after such release if such subsidiary subsequently, directly or indirectly, guarantees, or otherwise becomes obligated in respect of, Triggering Indebtedness;
•such subsidiary consolidating with, merging into or transferring all of its properties or assets to another guarantor, and as a result of, or in connection with, such transaction such subsidiary dissolves or otherwise ceases to exist;
•if our operating partnership exercises its legal defeasance option or its covenant defeasance option or if our operating partnership’s obligations under the indenture are discharged in accordance with the terms of the indenture, as described in “Description of Notes—Defeasance” and “Description of Notes Satisfaction and Discharge”;
•upon the sale or other disposition (including by way of consolidation or merger) of such subsidiary; or
•upon the sale or disposition of all or substantially all of the assets of such subsidiary;
provided, however, that in the case of the fourth and fifth bullet points above, (1) such sale or other disposition is made to a person other than the parent guarantor or any of its subsidiaries and (2) such sale or disposition is otherwise permitted by the indenture.
There is no prior public market for the notes, and if an active trading market does not develop for the notes, you may not be able to resell them.
We do not intend to apply for the listing of the notes on any national securities exchange or any automated dealer quotation system. As a result, an active trading market for the notes may not develop or be sustained. We have been informed by certain of the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to make a market in the notes, and one or more of the underwriters may cease market-making at any time. We cannot assure you that any market for the notes will develop, or if one does develop, that it will be liquid. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the notes at a particular time, at attractive prices, or at all. Thus, you may be required to bear the financial risk of your investment in the notes indefinitely.
Our management will have broad discretion in allocating the net proceeds of this offering.
Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. We intend to use the net proceeds from this offering as described in “Use of Proceeds,” but because a portion of the net proceeds is not required to be allocated to any specific purpose, investment or transaction, you cannot determine at this time the value or propriety of our application of that portion of the net proceeds, and you may not agree with our decisions. In addition, our use of the net proceeds from this offering may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects. See “Use of Proceeds.”
The market price of the notes may fluctuate significantly.
The market price of the notes may fluctuate significantly in response to many factors, including:
•actual or anticipated variations in our operating results, adjusted funds from operations, cash flows, liquidity or distributions;

•our ability to successfully execute on our investment strategy;
•our ability to successfully complete investments and lease acquired properties;
•changes in our earnings estimates or those of research analysts;
•publication of research reports about us, the real estate industry generally or the sectors in which we invest;
•the failure to maintain our current credit ratings or comply with our debt covenants;
•increases in market interest rates;
•changes in market valuations of similar companies;
•adverse market reaction to any debt or equity securities we may issue or additional debt we may incur in the future;
•additions or departures of key management personnel;
•actions by institutional investors invested in our company;
•speculation in the press or investment community;
•high levels of volatility in the credit markets;
•adverse market reactions as a result of epidemics, pandemics or other outbreaks of illness, disease or virus (such as the strain of coronavirus known as COVID-19);
•general market and economic conditions; and
•the realization of any of the other risk factors included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Many of the factors listed above are beyond our control. These factors may cause the market price of the notes to decline, regardless of our financial condition, results of operations, business or prospects. We cannot assure you that the market price of the notes will not fall in the future, and as a result it may be difficult for investors to resell the notes at prices they find attractive, or at all.
An increase in interest rates could result in a decrease in the market value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We are not able to predict the future level of market interest rates.
A downgrade in our credit ratings could materially adversely affect our business and financial condition and the market value of the notes.
The credit ratings assigned to the notes and other debt securities of our operating partnership could change based upon, among other things, our results of operations and financial condition. These ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, these credit ratings are not recommendations to buy, sell or hold the notes or any other securities. If any of the credit rating agencies that have rated the notes or other debt securities of our operating partnership downgrades or lowers its credit rating, or if any credit rating agency indicates that it has placed any such rating on a so-called “watch list” for a possible downgrading or lowering or otherwise indicates that its outlook for that rating is negative, it could have a material adverse effect on the market value of the notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, liquidity, results of operations and prospectus, and on our ability to satisfy our debt service obligations (including payments on the notes), and could also have a material adverse effect on the market value of the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, other than historical facts, may be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act, and Exchange Act, the “Acts”). These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which our company operates, and beliefs of, and assumptions made by, management of our company and involve uncertainties that could significantly affect the financial results of our company. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC.
Such statements include, but are not limited to: (i) statements about our plans, strategies, initiatives and prospects; (ii) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our tenants, our business and our view on forward trends; and (iii) statements about our future results of operations, capital expenditures and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:
•changes in national, regional, or local economic climates;
•local market conditions, including an oversupply of space in, or a reduction in demand for, shopping centers similar to those in our portfolio;
•the use of proceeds from the offering of notes pursuant to this prospectus supplement and the accompanying prospectus;
•vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space;
•competition from other available shopping centers and the attractiveness of shopping centers in our portfolio to our tenants;
•the financial stability of our tenants, including, without limitation, their ability to pay rent;
•our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due;
•increases in our borrowing costs resulting from changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021;
•the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including:
◦the measures taken by federal, state and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, “stay-at-home” orders and social distancing guidelines, the duration of any such measures and the extent to which the revenues of our tenants recover following the lifting of such restrictions;
◦the effectiveness or lack of effectiveness of governmental relief in providing assistance to individuals and businesses adversely impacted by the COVID-19 pandemic, including our tenants;
◦the effects of the COVID-19 pandemic on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic;

◦the impact of the COVID-19 pandemic on our tenants and their ability and willingness to renew their leases upon expiration;
◦our ability to re-lease our properties on the same or better terms, or at all, in the event of non-renewal or in the event we exercise our right to replace an existing tenant;
◦the loss or bankruptcy of our tenants, particularly in light of the adverse impact to the financial health of many retailers and service providers that has occurred and continues to occur as a result of the COVID-19 pandemic;
◦the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates;
◦to the extent we were and are seeking to dispose of properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices or at all; and
◦our ability to implement cost containment strategies;
•potential liability for environmental matters;
•damage to our properties from catastrophic weather and other natural events, and the physical effects of climate change;
•our ability and willingness to maintain our qualification as a real estate investment trust, or REIT, for federal income tax purposes in light of economic, market, legal, tax and other considerations;
•changes in tax, real estate, environmental, and zoning laws;
•information technology security breaches;
•our corporate responsibility initiatives;
•loss of key executives; and
•the risk factors described in this prospectus supplement or the accompanying prospectus under the heading “Risk Factors,” the additional risk factors set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, as updated by our subsequent filings under the Exchange Act that may cause our actual results, performance or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements.
Should one or more of the risks or uncertainties described above or elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of such incorporated documents.
All forward-looking statements, expressed or implied, included or incorporated by reference in this prospectus supplement or the accompanying prospectus are expressly qualified in their entirety by this cautionary statement.
This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that our company or persons acting on its behalf may issue.
Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $342.2 million, after deducting the underwriting discount and other estimated expenses payable by us.
We intend to use the net proceeds from this offering to repay outstanding indebtedness, including $150 million to pay off the remaining balance on the 2023 Term Loan, and for general corporate purposes, including funding future investment activity. As of June 30, 2021, there was $300 million outstanding on the 2023 Term Loan. In August 2021, we used $150 million of the Stock Offering proceeds to pay down part of the 2023 Term Loan. As of June 30, 2021, the contractual interest rate on the 2023 Term Loan was LIBOR plus 1.3%. The 2023 Term Loan matures on November 16, 2023.
Affiliates of certain of the underwriters are lenders and, in certain cases, agents under our 2023 Term Loan and will receive pro rata portions of the net proceeds from this offering used to repay the balance outstanding thereunder. See “Underwriting.”
Pending the permanent use of the net proceeds from this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our qualification for taxation as a REIT for federal income tax purposes.

DESCRIPTION OF NOTES
The following description summarizes key terms and provisions of the notes and the indenture referred to below, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture, which are incorporated herein by reference. The information in this section supplements and, to the extent inconsistent therewith, replaces the information in the accompanying prospectus under the caption “Description of Debt Securities.”
Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. As used in this “Description of Notes,” references to “we,” “our” or “us” refer solely to Phillips Edison Grocery Center Operating Partnership I, L.P., Delaware limited partnership, and references to the “parent guarantor” refer to Phillips Edison & Company, Inc., a Maryland corporation, and, in each case, not including such entity’s subsidiaries, unless otherwise expressly stated or the context otherwise requires.
General
The notes will be issued pursuant to an indenture and supplemental indenture, each dated as of October 6, 2021, between us, the parent guarantor, as guarantor, and U.S. Bank National Association, as trustee. We refer to such indenture, as supplemented by such supplemental indenture, as the “indenture.”
The terms of the notes include those provisions contained in the notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the Trust Indenture Act for a statement thereof. You may request copies of the indenture and the form of the notes from us.
The notes will be issued only in fully registered, book‑entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “Global Securities—Book‑Entry, Delivery and Form” in the accompanying prospectus. The principal of, and premium, if any, and interest on, the notes will be payable in U.S. dollars. The registered holder of a note will be treated as its owner for all purposes.
If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.
Ranking
The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to:
•all of our existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);
•all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries that do not guarantee the notes and of any entity we account for using the equity method of accounting; and
•all preferred equity not owned by us, if any, in any of our subsidiaries that do not guarantee the notes and in any entity we account for using the equity method of accounting.
Assuming we had completed this offering of the notes on June 30, 2021, the notes would have been effectively subordinated to approximately $0.6 million principal amount of total mortgage debt and secured loans facilities outstanding on a consolidated basis. At such date, we and our subsidiaries had no unsecured indebtedness or preferred equity outstanding on a consolidated basis other than $1,623 million principal amount outstanding on our unsecured term loans (a portion of which will be repaid with a portion of the net proceeds from this offering).

Except as described under “—Certain Covenants” and “—Merger, Consolidation or Sale,” the indenture governing the notes does not prohibit us, the parent guarantor or any of our respective subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor does the indenture afford holders of the notes protection in the event of (1) a recapitalization transaction or other highly leveraged or similar transaction involving us, the parent guarantor or our or its respective subsidiaries, (2) a change of control of us, the parent guarantor or our or its respective subsidiaries or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of all or substantially all of our, the parent guarantor’s or our or its respective subsidiaries’ assets or similar transaction that may adversely affect the holders of the notes. We, the parent guarantor, or our or its respective subsidiaries may, in the future, enter into certain transactions such as the sale of all or substantially all of our, the parent guarantor’s or our or its respective subsidiaries’ respective assets or a merger or consolidation that may increase the amount of our, the parent guarantor’s or our or its respective subsidiaries’ indebtedness or substantially change our, the parent guarantor’s or our or its respective subsidiaries’ respective assets, which may have an adverse effect on our ability to service our indebtedness, including the notes. See “Risk Factors—Risks Related to this Offering and the Notes.”
Guarantees
The parent guarantor will guarantee our obligations under the notes on a full and unconditional basis, including the due and punctual payment of principal of, and premium, if any, and interest, if any, on, the notes, whether at stated maturity, upon acceleration, upon redemption or otherwise. Under the terms of the guarantee, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the parent guarantor. In addition, following the original issue date of the notes, the parent guarantor will cause each Subsidiary of the parent guarantor (other than us) if, and for so long as, such Subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness, to, jointly and severally with the parent guarantor and any other Subsidiary of the parent guarantor that guarantees the notes, guarantee our obligations under the notes on a full and unconditional basis, including the due and punctual payment of principal of, and premium, if any, and interest, if any, on, the notes, whether at stated maturity, upon acceleration, upon redemption or otherwise, by executing and delivering a supplemental indenture and a notation of guarantee that provides for the guarantee within thirty calendar days in accordance with the indenture (each such Subsidiary, unless and until such time such Subsidiary is released from its obligations under the indenture and its guarantee in accordance with the terms of the indenture, a “Subsidiary Guarantor”).
Each Guarantor’s obligations under its guarantee of the notes will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the guarantee constituting a fraudulent transfer or conveyance. See “Risk factors—Risks Related to this Offering and the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.”
The guarantee of the notes will be an unsecured and unsubordinated obligation of each Guarantor and will rank equally in right of payment with all other existing and future unsecured and unsubordinated unsecured indebtedness and guarantees of such Guarantor. Each Guarantor’s guarantee of the notes will be effectively subordinated in right of payment to:
•all of such Guarantor’s existing and future secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness or guarantees);
•all existing and future indebtedness and other liabilities, whether secured or unsecured, of such Guarantor’s consolidated subsidiaries (including us) that do not guarantee the notes and of any entity such Guarantor accounts for using the equity method of accounting; and
•all preferred equity not owned by such Guarantor, if any, in any of such Guarantor’s consolidated subsidiaries (including us) that do not guarantee the notes and in any entity such Guarantor accounts for using the equity method of accounting.
The parent guarantor generally does not have any significant operations or material assets other than its direct and indirect investments in us. See “Risk Factors—Risks Related to this Offering and the Notes—Our company does not have any significant operations or material assets other than its direct and indirect investments in our operating partnership.”

For additional information, see “Risk Factors—Risks Related to this Offering and the Notes—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.”
A Subsidiary Guarantor will be automatically released and relieved from its obligations under its guarantee and the indenture and any supplemental indenture in the following circumstances:
•such Subsidiary Guarantor no longer guaranteeing or otherwise being an obligor (or which guarantee or obligation is being simultaneously released or will be immediately released after the release of the Subsidiary Guarantor from its guarantee of the notes) in respect of Triggering Indebtedness, provided that any release of such Subsidiary Guarantor’s guarantee pursuant to this bullet point will not limit the obligation of such Subsidiary Guarantor to guarantee the notes at any time after such release if such Subsidiary subsequently, directly or indirectly, guarantees, or otherwise becomes obligated in respect of, Triggering Indebtedness;
•such Subsidiary Guarantor consolidating with, merging into or transferring all of its properties or assets to another Guarantor, and as a result of, or in connection with, such transaction such Subsidiary Guarantor dissolves or otherwise ceases to exist;
•if we exercise our legal defeasance option or our covenant defeasance option or if our obligations under the indenture are discharged in accordance with the terms of the indenture, as described below in “—Defeasance” and “Satisfaction and Discharge”;
•upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor; or
•upon the sale or disposition of all or substantially all of the assets of such Subsidiary Guarantor;
provided, however, that in the case of the fourth and fifth bullet points above, (1) such sale or other disposition is made to a person other than the parent guarantor or any of its other Subsidiaries and (2) such sale or disposition is otherwise permitted by the indenture.
Additional Notes
The notes will initially be limited to an aggregate principal amount of $350,000,000. We may, without the consent of holders of the notes offered hereby, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional notes, and, if applicable, the first interest payment date and the initial interest accrual date, with the same CUSIP number as the additional notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.
Interest
Interest on the notes will accrue at the rate of 2.625% per year from and including October 6, 2021 or the most recent interest payment date to which interest has been paid or provided for and will be payable semi‑annually in arrears on May 15 and November 15 of each year, beginning May 15, 2022. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on May 1 and November 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360‑day year consisting of twelve 30‑day months.
If we redeem the notes in accordance with the terms of such notes, we will pay accrued and unpaid interest and premium, if any, to each holder that surrenders a note for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such interest payment date to the holder of record at the close of business on the corresponding record date.
Maturity
The notes will mature on November 15, 2031 and will be paid, subject to the procedures of DTC, against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option as described under “—Our Redemption Rights” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.
Our Redemption Rights
We may redeem the notes at our option and in our sole discretion, at any time or from time to time prior to the Par Call Date in whole or in part, at a redemption price equal to the greater of:
•100% of the principal amount of the notes being redeemed; and
•as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the Par Call Date but for the redemption thereof (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi‑annual basis (assuming a 360‑day year consisting of twelve 30‑day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points (0.20%);
plus, in each case, accrued and unpaid interest thereon to the applicable redemption date; provided, however, that if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering its notes for redemption).
Notwithstanding the foregoing, if the notes are redeemed on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date.
As used herein:
“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the arithmetic mean of the weekly average yield to maturity (representing the average of the daily rates for the immediately preceding week) available through the most recent Statistical Release for the maturity (rounded to the nearest month) corresponding to the remaining life to the Par Call Date of the notes as of the redemption date. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight‑line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Adjusted Treasury Rate, the most recent Statistical Release published at least three business days prior to the date of the notice of redemption shall be used.
“Par Call Date” means August 15, 2031.
“Quotation Agent” means an independent investment banking institution of national standing appointed by us from time to time.
“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index designated by us.
Notice of any redemption will be sent at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
If we decide to redeem the notes in part, the notes to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) shall be selected for redemption in accordance with the standard procedures of DTC.
In the event of any redemption of notes in part, we will not be required to:

•issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the notes selected for redemption and ending at the close of business on the day of such mailing; or
•register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:
•such notes will cease to be outstanding;
•interest on such notes will cease to accrue; and
•all rights of holders of such notes will terminate except the right to receive the redemption price.
Such will be the case whether or not book‑entry transfer of the notes in book‑entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.
We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or annulled on or prior to such date.
Certain Covenants
Aggregate debt test. The parent guarantor will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 65% of the sum of the following (without duplication):
•its and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and
•the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the parent guarantor or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.
Secured debt test. The parent guarantor will not, and will not permit any of its Subsidiaries to, incur any Debt secured by any Lien on any of its or any of its Subsidiaries’ property or assets, whether owned on the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of its and its Subsidiaries’ outstanding Debt that is secured by a Lien on any of its and its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication):
•its and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and
•the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the parent guarantor or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.
Debt service test. The parent guarantor will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated EBITDA to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended for which financial information is available prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

•such Debt and any other Debt incurred by the parent guarantor or any of its Subsidiaries since the first day of such four‑quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;
•the repayment or retirement of any other Debt of the parent guarantor or any of its Subsidiaries since the first day of such four‑quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period);
•in the case of Acquired Debt or Debt incurred by the parent guarantor or any of its Subsidiaries in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in the pro forma calculation; and
•in the case of any acquisition or disposition by the parent guarantor or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $5.0 million since the first day of such four‑quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four‑quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate that would have been in effect during the entire four‑quarter period had been the applicable rate for the entire such period. For purposes of the foregoing, Debt will be deemed to be incurred by the parent guarantor or any of its Subsidiaries whenever the parent guarantor or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.
Maintenance of total unencumbered assets. The parent guarantor and its Subsidiaries will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.
Existence. Except as permitted under “—Merger, Consolidation or Sale,” the parent guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its, ours and each Subsidiary Guarantor’s existence, rights (charter and statutory) and franchises. However, none of the parent guarantor, we or any Subsidiary Guarantor will be required to preserve any right or franchise if the parent guarantor’s board of directors (or any duly authorized committee of that board of directors), as the case may be, determines that the preservation of the right or franchise is no longer desirable in the conduct of its, our or such Subsidiary Guarantor’s business.
Maintenance of properties. The parent Guarantor will cause all of its material properties used or useful in the conduct of its business or any of its Subsidiaries’ businesses to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the parent guarantor’s judgment may be necessary in order for it to at all times properly and advantageously conduct its business carried on in connection with such properties. The parent guarantor and its Subsidiaries will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in the parent guarantor’s or its Subsidiaries’ best interest, (2) discontinuing maintenance or operation of any property if, in the parent guarantor’s or its Subsidiaries’ reasonable judgment, doing so is in the parent guarantor’s or its Subsidiaries’ best interest and is not disadvantageous in any material respect to the holders of the notes, or (3) selling or otherwise disposing for value the parent guarantor’s or its Subsidiaries’ properties in the ordinary course of business.
Insurance. The parent guarantor will, and will cause each of its Subsidiaries to, keep in force upon all of its and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the parent guarantor and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Payment of taxes and other claims. The parent guarantor will pay or discharge or cause to be paid or discharged before it becomes delinquent:
•all material taxes, assessments and governmental charges levied or imposed on it or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and
•all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of its Subsidiaries.
However, the parent guarantor will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.
Provision of financial information. For so long as any notes are outstanding, if the parent guarantor is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, the parent guarantor will deliver to the trustee the annual reports, quarterly reports and other documents which it is required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that the parent guarantor files the same with the SEC. If the parent guarantor is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any notes are outstanding, we will deliver to the trustee within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and annual financial statements and accompanying Item 303 of Regulation S‑K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10‑K and quarterly reports on Form 10‑Q, respectively, had we been subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision.
Reports and other documents filed with the SEC via the EDGAR system will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants relating to the notes (as to which the trustee is entitled to rely exclusively on an officers’ certificate).
Future Subsidiary Guarantors. Following the original issue date of the notes, the parent guarantor will cause each of its Subsidiaries (other than us) if, and for so long as, such Subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness, to, jointly and severally with the parent guarantor and any other Subsidiary of the parent guarantor that guarantees the notes, guarantee our obligations under the notes on a full and unconditional basis, including the due and punctual payment of principal of, and premium, if any, and interest, if any, on, the notes, whether at stated maturity, upon acceleration, upon redemption or otherwise, by executing and delivering a supplemental indenture and a notation of guarantee that provides for the guarantee within thirty calendar days in accordance with the indenture.
Calculations in Respect of the Notes
Except as explicitly specified otherwise herein with respect to the Quotation Agent, we will be responsible for making all calculations required under the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon request.
Merger, Consolidation or Sale
The indenture provides that we or the parent guarantor may merge or consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of our or its respective property and assets to, any other entity, provided that the following conditions are met:
•we or the parent guarantor shall be the continuing entity, or the successor entity (if other than us or the parent guarantor, as the case may be) formed by or resulting from any merger or consolidation or which shall have received the sale, assignment, conveyance, transfer or lease of property and assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;
•immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
•an officers’ certificate and an opinion of counsel shall have delivered to the trustee, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the indenture and that all conditions precedent provided for relating to such transaction have been complied with.
In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which neither we nor the parent guarantor is the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours or the parent guarantor, as the case may be, and (except in the case of a lease) we or the parent guarantor shall be discharged from our or its obligations, as the case may be, under the notes and the indenture.
In addition, the indenture will provide that each Subsidiary Guarantor (if any) may merge or consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of such Subsidiary Guarantor’s respective property and assets to, any other entity, provided that the following conditions are met:
•such Subsidiary Guarantor shall be the continuing entity, or the successor entity (if other than such Subsidiary Guarantor) formed by or resulting from any consolidation or merger or which shall have received the sale, assignment, conveyance, transfer or lease of property and assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture; provided, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another person (other than to the parent guarantor or an affiliate of the parent guarantor), whether through a merger, consolidation or sale of capital stock or has sold, assigned, conveyed, transferred or leased all or substantially all of its assets or (y) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a Subsidiary;
•immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
•an officers’ certificate and an opinion of counsel shall have delivered to the trustee, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the indenture and that all conditions precedent provided for relating to such transaction have been complied with
In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which such Subsidiary Guarantor is the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of such Subsidiary Guarantor and (except in the case of a lease) such Subsidiary Guarantor shall be discharged from its obligations under the notes and the indenture.
This “Merger, Consolidation or Sale” covenant will not apply to:
•a merger, consolidation, sale, assignment, conveyance, transfer, lease or other disposition of assets between or among the parent guarantor, us or any Subsidiary Guarantor; provided, however that the foregoing clause shall not apply to any merger, consolidation, sale, assignment, conveyance, transfer, lease or other disposition of assets involving us where we not the continuing entity or the successor entity; or
•a merger between the parent guarantor or any of its Subsidiaries, respectively, and an affiliate of the parent guarantor or such Subsidiary incorporated or formed solely for the purpose of reincorporating or reorganizing the parent guarantor or such Subsidiary in another state of the United States.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.
Events of Default
The indenture provides that the following events are “Events of Default” with respect to the notes:
•default for 30 days in the payment of any installment of interest under the notes;
•default in the payment of the principal amount or redemption price due with respect to the notes when the same becomes due and payable;
•failure by us or any Guarantor to comply with any of our or such Guarantor’s respective other agreements in the notes, the guarantee or the indenture with respect to the notes upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;
•failure to pay any Debt (other than Non-Recourse Debt) for monies borrowed by us, the parent guarantor or any of our or its respective Significant Subsidiaries in an outstanding principal amount in excess of $50.0 million at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes);
•the Guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the indenture or its guarantee of the notes, except by reason of the release of such guarantee of the notes in accordance with provisions of the indenture; or
•certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, the parent guarantor or any of our or its respective Significant Subsidiaries or all or substantially all of their respective property.
If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to us or the parent guarantor, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to us and the parent guarantor (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of outstanding notes may, subject to the immediately succeeding sentence, waive all defaults or Events of Default and rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the notes, have been cured or waived as provided in the indenture.
The indenture also provides that the holders of a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:
•in the payment of the principal of or premium, if any, or interest on the notes, unless such default has been cured and we or the parent guarantor shall have deposited with the trustee all required payments of the principal of and premium, if any, and interest on the notes; or
•in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.
The trustee will be required to give notice to the holders of the notes of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or premium, if any, or interest on the notes) if the trustee considers the withholding to be in the interest of the holders.

The indenture provides that no holder of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity or security reasonable satisfactory to the trustee. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and premium, if any, and interest on the notes at the respective due dates thereof.
The trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders shall have offered, and, if requested, provided to the trustee security or indemnity reasonable satisfactory to the trustee. The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the notes not joining therein, it being expressly understood that the trustee shall not have an affirmative duty to ascertain whether such action is prejudicial.
Within 120 days after the close of each fiscal year, we and each Guarantor must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.
Defeasance
Legal defeasance
The indenture provides that, unless otherwise provided by the terms of the notes, we may be discharged from any and all obligations in respect of the notes (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of cash in U.S. dollars and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and premium, if any, and interest on, the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of certain covenants
The indenture provides that upon compliance with certain conditions:
•we may omit to comply with certain covenants set forth in the indenture, and
•any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the notes or covenant defeasance.
The conditions include:
•depositing with the trustee cash in U.S. dollars and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and premium, if any, and interest in respect of the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes, and

•delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
Covenant defeasance and Events of Default
In the event we exercise our option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default, the amount of cash in U.S. dollars and/or U.S. Government Obligations on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all outstanding notes when:
•either:
•all notes that have been authenticated under the indenture (other than notes that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the trustee for cancellation; or
•all notes that have not been delivered to the trustee for cancellation: (i) have become due and payable by reason of sending a notice of redemption or otherwise; (ii) will become due and payable at their stated maturity within one year; (iii) have been called for redemption or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense; or (iv) are deemed paid and discharged as set forth under the caption “—Defeasance—Legal defeasance”; and we, in case of (i), (ii) or (iii), have irrevocably deposited or caused to be deposited with the trustee in trust cash in U.S. dollars and/or U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide cash sufficient to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal of, and premium, if any, and interest on, the notes to the date of maturity or redemption, as the case may be, in accordance with the terms of the indenture and the notes;
•we have paid or caused to be paid all other sums payable under the indenture by us; and
•we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.
Modification, Waiver and Meetings
•Modifications and amendments of the indenture with respect to the notes will be permitted to be made only with the consent of the holders of a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of each holder affected:
•reduce the principal amount of the notes whose holders must consent to an amendment or waiver;
•reduce the rate of or extend the time for payment of interest (including default interest) on the notes;
•reduce the principal of, or premium, if any, on, or change the fixed maturity of, the notes;
•waive a default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of a majority in principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);
•make the principal of, or premium, if any, or interest on, the notes payable in currency other than that stated in the notes;

•make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of, or premium, if any, or interest on, the notes and to institute suit for the enforcement of any such payment and to waivers or amendments;
•waive a redemption payment with respect to the notes; or
•release any Guarantor as a guarantor of the notes other than as provided in the indenture or modify the guarantee in any manner adverse to the holders of the notes.
•Notwithstanding the foregoing, modifications and amendments of the indenture with respect to the notes will be permitted to be made by us, the Guarantors and the trustee without the consent of any holder of the notes for any of the following purposes:
•to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;
•to evidence a successor to us as obligor or any Guarantor as guarantor under the indenture with respect to the notes;
•to make any change that does not adversely affect the interests of the holders of any notes then outstanding;
•to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;
•to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;
•to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
•to reflect the release of any Guarantor, as guarantor, in accordance with the provisions of the indenture;
•to secure the notes;
•to add guarantors with respect to the notes; or
•to conform the text of the indenture, any guarantee or the notes to any provision of this “Description of notes” and “Description of Debt Securities” in the accompanying prospectus.
In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of notes, the indenture provides that notes owned by us or any Guarantor or any other obligor upon the notes or any affiliate of ours or any Guarantor or any of the other obligors actually known to a responsible officer of the trustee shall be disregarded.
The indenture contains provisions for convening meetings of the holders of notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or the Parent Guarantor or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the notes with respect to any action that the indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes.
Trustee
U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the notes, subject, in the case of the registrar and paying agent, to replacement at our option as provided in the indenture.
If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the required percentage under the indenture of holders of the notes only after those holders have offered the trustee indemnity satisfactory to it.
If the trustee becomes one of our or any Guarantor’s creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us, any Guarantor and our and its affiliates. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
No Conversion or Exchange Rights
The notes will not be convertible into or exchangeable for any shares of beneficial interest of us or the parent guarantor.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, controlling person, stockholder, general partner, limited partner, member or agent of us or any Guarantor, as such, or of any of our or any Guarantor’s predecessors or successors, will have any liability for any of our obligations under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Notices
Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding notes in book‑entry form shall be given electronically through the facilities of DTC or any successor depository.
Governing Law
The indenture is, and the notes and any guarantees will be, governed by, and construed in accordance with, the law of the State of New York.
Definitions
As used in the indenture, the following terms have the respective meanings specified below:
“Acquired Debt” means Debt of a person (i) existing at the time the person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.
“Annual Debt Service Charge” means, for any period, without duplication, the amount that is payable for interest expense on, and the amortization during such period of any original issue discount of, the parent guarantor’s and its Subsidiaries’ Debt in such period, but excluding prepayment penalties and gains or losses on early extinguishment of debt to the extent otherwise included in arriving at the Annual Debt Service Charge in such period.
“Consolidated EBITDA” for any period means Consolidated Net Income of the Parent Guarantor and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts that have been added for, without duplication:

•interest expense on Debt;
•provision for taxes based on income;
•amortization of debt discount, premium and deferred financing costs;
•the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP;
•depreciation, amortization and other non-cash items deducted or added in arriving at Consolidated Net Income;
•net amount of extraordinary items and non‑recurring items, as may be determined by us in good faith (including, without limitation, all prepayment penalties and any costs and fees incurred in connection with any equity issuance, debt financing or amendments thereto, or any acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));
•amortization of deferred charges;
•gains or losses on early extinguishment of debt;
•noncontrolling interests;
•provisions for unrealized gains and losses, impairment losses and gains and losses on sales or other dispositions of properties and other investments;
•amortization or right-of-use assets associated with finance leases of property; and
•credit losses recognized on financial assets and certain other instruments not measured at fair value;
all reasonably determined by us on a consolidated basis in accordance with GAAP, except to the extent GAAP is not applicable.
“Consolidated Net Income” for any period means the amount of net income (or loss) of the parent guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Debt” means, with respect to any person, any:
•indebtedness of such person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;
•indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by us) of the property subject to such Lien;
•reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or
•any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a finance lease in accordance with GAAP;
in the case of items of indebtedness under the first and third bullets immediately above to the extent that any such items (other than letters of credit) would appear as liabilities on such person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person (other than the parent guarantor or any of its Subsidiaries); provided, however, that the term “Debt” shall not include Permitted Non-Recourse Guarantees of the parent guarantor or any of its Subsidiaries until they become primary obligations of, and payments are due and required to be made thereunder by, the parent guarantor or any of its Subsidiaries; (2) exclude any such indebtedness (or obligations referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP; and (3) exclude Intercompany Indebtedness that is subordinate in right of payment to the notes (or an obligation to be liable for, or to pay, Intercompany

Indebtedness that is subordinate in right of payment to the notes). In the case of indebtedness under the fourth bullet immediately above, the term “Debt” will exclude operating lease liabilities on such person’s balance sheet in accordance with GAAP.
“GAAP” means United States generally accepted accounting principles as in effect on the date of any required calculation or determination.
“Guarantors” means collectively the parent guarantor and each Subsidiary Guarantor, if any.
“Intercompany Indebtedness” means Debt to which the only parties are any of us, the parent guarantor or any of our respective Subsidiaries; provided, however, that with respect to any such Debt of which we or the parent guarantor is the borrower, such Debt is subordinate in right of payment to the notes.
“Lien” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the parent guarantor or any of its Subsidiaries securing Debt, other than a Permitted Lien.
“Non-Recourse Debt” means Debt of a joint venture or Subsidiary of ours (or an entity in which we are the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of the joint venture or Subsidiary of ours (or entity in which we are the general partner or managing member) that is the borrower and is non-recourse to the parent guarantor or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of ours (or entity in which we are the general partner or managing member) that is the borrower); provided further that, if any such Debt is partially recourse to the parent guarantor or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of ours (or entity in which we are the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt.”
“Permitted Lien” means an operating lease, Lien securing taxes, assessments and similar charges, mechanics’ lien and other similar Liens and any Lien that secures Debt of the parent guarantor or any of its Subsidiaries owed to us.
“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower) under such Non-Recourse Debt in the ordinary course of business of the parent guarantor or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a joint venture or Subsidiary of ours (or an entity in which we are the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to parent guarantor or any of its other Subsidiaries, except for such completion or budget guarantees, indemnities or other guarantees (including by means of separate indemnification agreements or carve-out guarantees or pledges of the equity interests in the borrower) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to non-recourse liability).
“Significant Subsidiary” means any Subsidiary or group of Subsidiaries that meets either of the following conditions: (1) the parent guarantor’s and its Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the parent guarantor’s consolidated total assets (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which an annual or quarterly report has been furnished to holders of the notes or filed with the SEC; or (2) the parent guarantor’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the parent guarantor’s and its Subsidiaries’ consolidated total assets (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which an annual or quarterly report has been furnished to holders of the notes or filed with the SEC.
“Subsidiary” means, with respect to us or the parent guarantor, any person (as defined in the indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by us or the parent guarantor, as the case may be, or by one or more other Subsidiaries of us or the parent guarantor, as the case may be. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Total Assets” means the sum of, without duplication:
•Undepreciated Real Estate Assets; and
•all other assets (excluding accounts receivable, right-of-use operating lease assets and non-real estate intangibles) of the parent guarantor and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.
“Total Unencumbered Assets” means the sum of, without duplication:
•those Undepreciated Real Estate Assets that are not subject to a Lien securing Debt; and
•all other assets (excluding accounts receivable and non-real estate intangibles) of the parent guarantor and its Subsidiaries that are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above in “—Maintenance of total unencumbered assets,” all investments by the parent guarantor or any of its Subsidiaries in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.
“Triggering Indebtedness” means Indebtedness under the Credit Agreement, dated as of July 2, 2021, by and among us, as borrower, the parent guarantor, as parent entity, PNC Bank, National Association, as administrative agent, and the other lending institutions that are parties thereto, as lenders, as it may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, refunded or replaced (in whole or in part, including with any new credit agreement or facility) from time to time.
“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, loans secured by real estate assets, right of use assets associated with finance leases in accordance with GAAP and related intangibles of the parent guarantor and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use assets associated with an operating lease in accordance with GAAP.
“Unsecured Debt” means Debt of the parent guarantor or any of its Subsidiaries which is not secured by a Lien on any property or assets of the parent guarantor or any of its Subsidiaries.
“U.S. Government Obligations” means securities which are direct obligations of, or guaranteed by, the United States of America for the payment of which its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depositary receipt.
Same-Day Settlement and Payment
Settlement for the notes will be made by the purchasers in immediately available funds. All payments of principal of, and premium, if any, and interest, if any, on, the notes will be made by us in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to us.

BOOK-ENTRY, DELIVERY AND FORM
The certificates representing the notes will be issued in fully registered form without interest coupons.
Global Notes
We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the underwriters, and ownership of beneficial interests in the global notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.
So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.
Payments of the principal of, and premium (if any) and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on, the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security (as defined below) for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.
Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable global notes for Certificated Securities (as defined below), which it will distribute to its participants.
DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates.
Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers or interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time.
Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Securities
A global note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:
•DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days of such notice, or
•there shall have occurred and be continuing an Event of Default with respect to the notes.
• Certificated Securities may be exchanged for beneficial interests in Global Notes.
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

UNDERWRITING
Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among our company, our operating partnership and the representatives of the underwriters, our operating partnership has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from our operating partnership, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$62,999,000
BofA Securities, Inc.	62,999,000
J.P. Morgan Securities LLC	62,999,000
PNC Capital Markets LLC	62,999,000
BMO Capital Markets Corp.	11,813,000
Capital One Securities, Inc.	11,813,000
Fifth Third Securities, Inc.	11,813,000
KeyBanc Capital Markets Inc.	11,813,000
Mizuho Securities USA LLC	11,813,000
Morgan Stanley & Co. LLC	11,813,000
Regions Securities LLC	11,813,000
U.S. Bancorp Investments, Inc.	11,813,000
Samuel A. Ramirez & Company, Inc.	3,500,000
Total	$350,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
Our operating partnership and our company have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of certain closing deliverables. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Discounts
The representatives of the underwriters have advised us that the underwriters propose initially to offer the notes to the public at the public offering price appearing on the cover page of this prospectus supplement and may offer notes to dealers at that price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
The following table shows the underwriting discount to be paid to the underwriters by us.

Underwriters	Per Note	Total
Underwriting discount	0.650%	$2,275,000.00

The expenses of this offering, not including the underwriting discount, are estimated to be approximately $1.0 million and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.
We cannot assure you that an active trading market for the notes will develop or as to the liquidity of any trading market that may develop. If an active trading market for the notes does not develop, or, if developed, is not sustained, the market price and liquidity of the notes may be adversely affected.
Price Stabilization and Short Positions
In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the notes. Specifically, the underwriters may overallot in connection with this offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above, if commenced, may have on the market price of the notes. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.
Delayed Settlement
We expect that the delivery of the notes will be made against payment therefor on or about the settlement date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being referred to herein as “T+5”). Under rules of the SEC, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the settlement date specified on the cover page of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
No Sales of Similar Securities
We have agreed that we will not, for a period beginning on the date of the underwriting agreement and ending on the date that this offering closes, without the prior written consent of the representatives, directly or indirectly issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or right to sell or otherwise transfer or dispose of any debt securities issued or guaranteed by either of our operating partnership or our company (other than the notes) or any securities convertible into or exercisable or exchangeable for any debt securities issued or guaranteed by either our operating partnership or our company having a tenor of more than one year.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Conflicts of Interest
As described above under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to pay off the to pay off the remaining balance on the 2023 Term Loan, and we may use net proceeds from this offering to repay other indebtedness. Affiliates of certain of the underwriters participating in this offering are lenders under the 2023 Term Loan and our operating partnership’s revolving credit facility, and the underwriters and/or their respective affiliates may from time to time hold debt securities or other indebtedness of our operating partnership, our company or their respective subsidiaries. To the extent that net proceeds from this offering are used to pay off the 2023 Term Loan and any other indebtedness of our operating partnership, our company or any of their respective subsidiaries that is held by any of the underwriters or their respective affiliates, those underwriters and/or affiliates, as applicable, will receive proceeds from this offering through the repayment of that indebtedness. If 5% or more of such net proceeds (not including the underwriting discount) is used to repay indebtedness owed to at least one of the underwriters and/or affiliates of such underwriter, such underwriter or underwriters will be deemed to have a conflict of interest under Rule 5121 of the Financial Industry Regulatory Authority Inc., or FINRA. However, if such a conflict of interest were to occur, the appointment of a “qualified independent underwriter” would not be required under FINRA Rule 5121 because this offering is excluded from that requirement. For additional information, see “Use of Proceeds” above and “— Other Relationships” below.
Other Relationships
In addition to the matters discussed above under “— Conflicts of Interest,” some or all of the underwriters and/or their respective affiliates have engaged in, and/or may in the future engage in, investment banking, commercial banking, financial advisory and/or other commercial transactions and dealings in the ordinary course of business with our operating partnership, our company and/or their respective subsidiaries, for which they have received and/or in the future may receive fees and commissions.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our operating partnership and our company. To the extent that any of the underwriters or their respective affiliates have lending relationships with our operating partnership, our company or any of their respective subsidiaries, they may also choose to hedge their credit exposure to our operating partnership, our company or any such subsidiary, as the case may be, consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions, which may consist of either the purchase of credit default swaps or the creation of short positions in securities of our operating partnership or our company, as the case may be, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of securities or financial instruments of our operating partnership or our company and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Associated Investment Services, Inc. (AIS), a Financial Industry Regulatory Authority member, a subsidiary of Associated Banc-Corp, is being paid a referral fee by Samuel A. Ramirez & Company, Inc.
Trustee Conflict of Interest
U.S. Bank National Association is the trustee under the indenture for this offering. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank National Association, is an underwriter for this offering. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, U.S. Bank National Association may be deemed to have a conflicting interest, by virtue of being an affiliate of one of the underwriters of the notes. In that event, U.S. Bank National Association would be required to resign or eliminate the conflicting interest.
Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the notes where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
Each of the underwriters may arrange to sell the notes offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.
Notice to Prospective Investors in the European Economic Area
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither our operating partnership, our company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to EEA Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither our operating partnership, our company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to UK Qualified Investors. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”).
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the

United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to our operating partnership or our company.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.
The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and the accompanying prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for this prospectus supplement or the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Hong Kong
The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement and the accompanying prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, (1) no person has offered or sold or will offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in this prospectus supplement and/or the accompanying prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) no person has issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement and/or the accompanying prospectus, you should obtain independent professional advice.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined under Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined under Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
a.a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or
b.a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the notes except:
i.to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of a corporation) or Section 276(4)(i)(B) of the SFA (in the case of a trust);
ii.where no consideration is or will be given for the transfer;
iii.where the transfer is by operation of law; or
iv.as specified in Section 276(7) of the SFA.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, our operating partnership has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
The prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS
Certain legal matters, including certain tax matters and the validity of the notes to be issued and sold in this offering, will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain legal matters under Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Goodwin Procter LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K dated July 2, 2021, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The statements included or incorporated in this prospectus supplement by reference in this prospectus supplement or the accompanying prospectus where indicated, have been prepared and reviewed by Jones Lang LaSalle Americas, Inc., or JLL, an independent third-party real estate advisory and consulting services firm, and are included or incorporated in this prospectus supplement by reference in this prospectus supplement or the accompanying prospectus given the authority of such advisor as an expert on such matters.

INFORMATION INCORPORATED BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement, and information filed separately with the SEC subsequent to the date of this prospectus supplement and prior to the termination of the offering referred to in this prospectus supplement will automatically be deemed to update and supersede this information. The following documents previously filed with the SEC are incorporated by reference into this prospectus supplement except for any documents or portions thereof deemed to be “furnished” and not “filed” in accordance with SEC rules:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021 (except for Item 8, which was updated in the Current Report on Form 8-K filed on July 2, 2021 listed below);
•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 4, 2021 (except for Item 1, which was updated in the Current Report on Form 8-K filed on July 2, 2021 listed below);
•our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 5, 2021; and
•our Current Reports on Form 8-K, filed with the SEC on January 7, 2021, January 14, 2021, March 25, 2021, June 21, 2021, July 2, 2021, July 19, 2021, August 2, 2021, September 27, 2021 and September 28, 2021 (except for information furnished in Items 2.02 and 7.01 therein and all exhibits related thereto).
All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement but prior to the termination of the offering covered hereby shall be deemed to be incorporated by reference into this prospectus supplement and shall automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed documents. References in this prospectus supplement to documents incorporated by reference shall also include documents deemed to be incorporated by reference.
Information that is “furnished” to the SEC shall not be deemed incorporated by reference into this prospectus supplement or the registration statement of which this prospectus supplement is part.
Any statement made in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference into this prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. Upon request, we will provide, without charge, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus supplement. You should direct requests for these documents to: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249. Our telephone number is (513) 554-1110. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement.
Our website address is http://www.phillipsedison.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

PROSPECTUS
PHILLIPS EDISON & COMPANY, INC.
$1,000,000,000
Debt Securities
Guarantees of Debt Securities

Phillips Edison Grocery Center Operating Partnership I, L.P.
Debt Securities
We may offer and sell up to $1,000,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities to be offered. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution,” respectively, for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY
READ AND CONSIDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING
ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN
THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR
SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 20, 2021

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $1,000,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in or incorporated by reference into this prospectus with respect to that offering. If there is any inconsistency between the information in or incorporated by reference into this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described in the section entitled “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “PECO,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Phillips Edison & Company, Inc., and its consolidated subsidiaries, including Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “operating partnership”), unless otherwise specified; provided, however, that in statements relating to qualification as a REIT, such terms refer solely to Phillips Edison & Company, Inc. We are a limited partner of the operating partnership, and our wholly-owned subsidiary, Phillips Edison Grocery Center OP GP I LLC, is the sole general partner of the operating partnership. When we refer to “you,” we mean the potential holders of the applicable class or series of securities.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus, other than historical facts, may be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act, and Exchange Act, the “Acts”). These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, and beliefs of, and assumptions made by, management of the Company and involve uncertainties that could significantly affect the financial results of the Company. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC.
Such statements include, but are not limited to: (i) statements about our plans, strategies, initiatives, and prospects; (ii) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our tenants, our business and our view on forward trends; and (iii) statements about our future results of operations, capital expenditures, and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:
•changes in national, regional, or local economic climates;
•local market conditions, including an oversupply of space in, or a reduction in demand for, shopping centers similar to those in our portfolio;
•use of proceeds from any future offering pursuant to this prospectus and the applicable prospectus supplement;
•vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space;
•competition from other available shopping centers and the attractiveness of shopping centers in our portfolio to our tenants;
•the financial stability of our tenants, including, without limitation, their ability to pay rent;
•our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due;
•increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021;
•the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including:
◦ the measures taken by federal, state, and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, “stay-at-home” orders and social distancing guidelines, the duration of any such measures and the extent to which the revenues of our tenants recover following the lifting of such restrictions;
◦ the effectiveness or lack of effectiveness of governmental relief in providing assistance to individuals and businesses adversely impacted by the COVID-19 pandemic, including our tenants;

◦ the effects of the COVID-19 pandemic on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic;
◦ the impact of the COVID-19 pandemic on our tenants and their ability and willingness to renew their leases upon expiration;
◦ our ability to re-lease our properties on the same or better terms, or at all, in the event of non-renewal or in the event we exercise our right to replace an existing tenant;
◦ the loss or bankruptcy of our tenants, particularly in light of the adverse impact to the financial health of many retailers and service providers that has occurred and continues to occur as a result of the COVID-19 pandemic;
◦ the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates;
◦ to the extent we were and are seeking to dispose of properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices or at all; and
◦ our ability to implement cost containment strategies;
•potential liability for environmental matters;
•damage to our properties from catastrophic weather and other natural events, and the physical effects of climate change;
•our ability and willingness to maintain our qualification as a real estate investment trust, or REIT, for federal income tax purposes in light of economic, market, legal, tax and other considerations;
•changes in tax, real estate, environmental, and zoning laws;
•information technology security breaches;
•our corporate responsibility initiatives;
•loss of key executives; and
•the risk factors described in this prospectus under the heading “Risk Factors,” the additional risk factors set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act that may cause our actual results, performance or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements.
Should one or more of the risks or uncertainties described above or elsewhere in this prospectus or the documents incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus or the date of such incorporated documents.
All forward-looking statements, expressed or implied, included or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on their behalf may issue.
Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained or incorporated by reference in this prospectus.

THE COMPANY
We are a REIT and one of the nation’s largest owners and operators of omni-channel grocery-anchored neighborhood and community shopping centers. Our business model is founded on owning and operating omni-channel grocery-anchored neighborhood shopping centers that provide necessity-based goods and services to the average American household. Grocery-anchored neighborhood shopping centers have been our primary focus since we started our business in 1991, and we believe this focus has generated superior growth and attractive risk-adjusted returns over time.
Phillips Edison & Company, Inc. was formed as a Maryland corporation in October 2009. Our principal executive office is located at 11501 Northlake Drive, Cincinnati, Ohio 45249. Our telephone number is (513) 554-1110. We maintain a website at http://www.phillipsedison.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors presented below, the risk factors incorporated by reference to our most recent Annual Report on Form 10-K as updated by our subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
RISKS RELATED TO OUR BUSINESS AND OPERATIONS
Our revenues and cash flows will be affected by the success and economic viability of our anchor Neighbors.
Anchor Neighbors (a Neighbor occupying 10,000 or more square feet; we refer to our tenants as “Neighbors”) occupy large stores in our shopping centers, pay a significant portion of the total rent at a property, and contribute to the success of other Neighbors by attracting shoppers to the property. Our revenues and cash flows may be adversely affected by the loss of revenues and additional costs in the event a significant anchor Neighbor: (i) becomes bankrupt or insolvent; (ii) experiences a downturn in its business; (iii) defaults on its lease; (iv) decides not to renew its lease as it expires; (v) renews its lease at lower rental rates and/or requires tenant improvements; or (vi) renews its lease but reduces its store size, which results in down-time and additional tenant improvement costs to us to re-lease the space. Some anchors have the right to vacate their space and may prevent us from re-tenanting by continuing to comply and pay rent in accordance with their lease agreement. Vacated anchor space, including space owned by the anchor, can reduce rental revenues generated by the shopping center in other spaces because of the loss of the departed anchor’s customer-drawing power. In the event that we are unable to re-lease the vacated space to a new anchor Neighbor in such situations, we may incur additional expenses in order to re-model the space to be able to re-lease the space to more than one Neighbor.
If a significant Neighbor vacates a property, co-tenancy clauses in select lease contracts may allow other Neighbors to modify or terminate their rent or lease obligations. Co-tenancy clauses have several variants: (i) they may allow a Neighbor to postpone a store opening if certain other Neighbors fail to open their stores; (ii) they may allow a Neighbor to close its store prior to lease expiration if another Neighbor closes its store prior to lease expiration; or (iii) they may allow a Neighbor to pay reduced levels of rent until a certain number of Neighbors open their stores within the same shopping center.
The leases of some anchor Neighbors may permit the anchor Neighbor to transfer its lease to another retailer. The transfer to a new anchor Neighbor could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor Neighbor could also allow other Neighbors to make reduced rental payments or to terminate their leases.
A significant percentage of our revenues is derived from non-anchor Neighbors, and our net income and ability to make distributions to stockholders may be adversely affected if these Neighbors are not successful.
A significant percentage of our revenues is derived from non-anchor Neighbors, some of which may be more vulnerable to negative economic conditions as they typically have more limited resources than anchor Neighbors. Significant Neighbor distress across our portfolio could adversely affect our financial condition, results of operations and cash flows, and our ability to service our debt and make distributions to our stockholders. A property may incur vacancies either by the expiration of a Neighbor lease, the continued default of a Neighbor under its lease, or the early termination of a lease by a Neighbor. In order to maintain occupancy, we may have to offer inducements, such as free rent and tenant improvements, to compete for the right type or mix of non-anchor Neighbors in our shopping centers. In addition, if we are unable to attract additional or replacement Neighbors, the resale value of the property could be diminished, even below our acquisition cost, because the market value of a particular property depends principally upon the value of the cash flows generated by the leases associated with that property.

We face considerable competition in the leasing market and may be unable to renew leases or re-lease space as leases expire. Consequently, we may be required to make rent or other concessions and/or incur significant capital expenditures to retain and attract Neighbors, which could adversely affect our financial condition, cash flows and results of operations.
There are numerous shopping venues, including other shopping centers and ecommerce, that compete with our portfolio in attracting and retaining retailers. This competition may hinder our ability to attract and retain Neighbors, leading to increased vacancy rates, reduced rents, and/or increased capital investments. For leases that renew, rental rates upon renewal may be lower than current rates. For those leases that do not renew, we may not be able to promptly re-lease the space on favorable terms or with reasonable capital investments, or at all. In these situations, our financial condition, cash flows and results of operations could be adversely affected.
We may be unable to collect balances due from Neighbors in bankruptcy.
The bankruptcy or insolvency of a significant Neighbor or a number of smaller Neighbors may adversely affect our financial condition, cash flows and results of operations, and our ability to pay distributions to our stockholders. Generally, under bankruptcy law, a debtor Neighbor has the legal right to reject any or all of their leases and close related stores. If the Neighbor rejects the lease, we will have a claim against the Neighbor’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). General unsecured claims are the last claims paid in a bankruptcy, and, therefore, funds may not be available to pay such claims in full. Moreover, amounts owing under the remaining term of the lease will be capped. As a result, it is likely that we would recover substantially less than the full value of any unsecured claims we hold. Additionally, we may incur significant expense to recover our claim and to re-lease the vacated space. In the event that a Neighbor with a significant number of leases in our shopping centers files bankruptcy and rejects its leases, we may experience a significant reduction in our revenues and may not be able to collect all pre-petition amounts owed by the bankrupt Neighbor.
The ongoing COVID-19 pandemic has had, and is expected to continue to have, a negative effect on our and our Neighbors’ businesses, financial condition, results of operations, cash flows, and liquidity.
In March 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 pandemic has caused, and is expected to continue to cause, significant disruptions to the United States and global economy and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak is continually evolving and, as additional cases of the virus are identified, many countries, including the United States, reacted by instituting quarantines, restrictions on travel, and/or mandatory closures of businesses. Certain states and cities, including where our properties are located, also reacted by instituting quarantines, restrictions on travel, “shelter-in-place” or “stay-at-home” rules, restrictions on types of businesses that may continue to operate, and/or restrictions on the types of construction projects that may continue. In May 2020, many state and local governments began lifting, in whole or in part, the “stay-at-home” mandates, effectively removing or lessening the limitations on travel and allowing many businesses to reopen in full or limited capacity.
The COVID-19 pandemic has impacted our business and financial performance, and we expect this impact to continue. Our retail and service-based Neighbors depend on in-person interactions with their customers to generate unit-level profitability, and the COVID-19 pandemic has decreased, and may continue to decrease, customers’ willingness to frequent, and mandated “shelter-in-place” or “stay-at-home” orders may prevent customers from frequenting our Neighbors’ businesses, which may result in their inability to maintain profitability and make timely rental payments to us under their leases or to otherwise seek lease modifications or to declare bankruptcy. At the peak of the pandemic-related closure activity, for our wholly-owned properties and those owned through our joint ventures, our temporary closures reached approximately 37% of all Neighbor spaces, totaling 27% of our monthly contractual base rent as of the end of the applicable reporting period, multiplied by 12 months, or
ABR, and 22% of our gross leasable area, or the total occupied and unoccupied square footage of a building that is available for our Neighbors or other retailers to lease. All temporarily closed Neighbors have since been permitted to reopen; however, certain of our Neighbors have permanently closed, and we are working to backfill these spaces. Some may be limiting the number of customers allowed in their stores, or have modified their operations in other ways that may impact their profitability, either as a result of government mandates or self-elected efforts to reduce the spread of COVID-19. These actions, as well as the continuing economic impacts of the COVID-19 pandemic, could result in increased permanent store closures. In addition to the permanent closures that have occurred in our portfolio, this could reduce the demand for leasing space in our shopping centers and result in a decline in average rental rates on expiring leases.
While most of our Neighbors have reopened, we cannot presently determine how many of the Neighbors that remain closed will reopen, or whether a portion of those that have reopened will be required by government mandates to temporarily close again or will encounter financial difficulties that require them to close permanently. We believe substantially all Neighbors, including those that were required to temporarily close under governmental mandates, are contractually obligated to continue with their rent payments as documented in our lease agreements with them. However, we believe it is best to begin negotiation of relief only once a Neighbor has reopened and made payments toward rent and recovery charges accrued. In the event of any default by a Neighbor under its lease agreement or relief agreement, we may not be able to fully recover, and/or may experience delays in recovering and additional costs in enforcing our rights as landlord to recover, amounts due to us under the terms of the lease agreement and/or relief agreement.
Moreover, the ongoing COVID-19 pandemic, restrictions intended to prevent and mitigate its spread, resulting consumer behavior, and the economic slowdown or recession could have additional adverse effects on our business, including with regards to:
•the ability and willingness of our Neighbors to renew their leases upon expiration, our ability to re-lease the properties on the same or better terms in the event of nonrenewal or in the event we exercise our right to replace an existing Neighbor, and obligations we may incur in connection with the replacement of an existing Neighbor, particularly in light of the adverse impact to the financial health of many retailers and service providers that has occurred and continues to occur as a result of the COVID-19 pandemic and the significant uncertainty as to when and the conditions under which certain potential Neighbors will be able to operate physical retail locations in the future;
•a potential sustained or permanent increase in online shopping instead of shopping at physical retail properties, thereby reducing demand for space in our shopping centers and possible related reductions in rent or increased costs to lease space;
•the adverse impact of current economic conditions on the market value of our real estate portfolio and our third-party investment management business, and consequently on the estimated value per share of our common stock;
•the adverse impact of the current economic conditions on our ability to effect a liquidity event at an attractive price or at all in the near term and for a potentially lengthy period of time;
•the financial impact and continued economic uncertainty that could continue to negatively impact our ability to pay distributions to our stockholders and/or to repurchase shares;
•to the extent we were seeking to sell properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices or at all;
•anticipated returns from development and redevelopment projects, which have been prioritized to support the reopening of our Neighbors and new leasing activity, or deferred if possible;
•the broader impact of the severe economic contraction due to the COVID-19 pandemic, the resulting increase in unemployment that has occurred in the short-term and its effect on consumer behavior, and negative consequences that will occur if these trends are not reversed in a timely way;
•state, local, or industry-initiated efforts, such as a rent freeze for Neighbors or a suspension of a landlord’s ability to enforce evictions, which may affect our ability to collect rent or enforce remedies for the failure to pay rent;
•severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions, which could make it difficult for us to access debt and equity capital on attractive terms, or at all, and impact our ability to fund business operations and activities and repay liabilities on a timely basis;

•our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due, and our potential inability to comply with the financial covenants of our credit facility and other debt agreements, which could result in a default and potential acceleration of indebtedness and impact our ability to make additional borrowings under our credit facility or otherwise in the future; and
•the potential negative impact on the health of our personnel, particularly if a significant number of them and/or key personnel are impacted, and the potential impact of adaptations to our operations in order to protect our personnel, such as remote work arrangements, could introduce operational risk, including but not limited to cybersecurity risks, and could impair our ability to manage our business.
We may in the future choose to pay distributions in shares of our common stock rather than solely in cash, which may result in our stockholders having a tax liability with respect to such distributions that exceeds the amount of cash received, if any.
While the rapid developments regarding the COVID-19 pandemic preclude any prediction as to its ultimate adverse impact, the current economic, political, and social environment presents material risks and uncertainties with respect to our and our Neighbors’ business, financial condition, results of operations, cash flows, liquidity, and ability to satisfy debt service obligations.
Long-term leases with our Neighbors may not result in fair value over time.
From time to time, we enter into long-term leases with our Neighbors. Long-term leases do not typically allow for significant changes in rental payments and do not expire in the near term. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, significant increases in future property operating costs could result in receiving less than fair value from these leases, which would adversely affect our revenues and the funds available for distributions to stockholders.
We may be restricted from leasing space to certain retailers.
Some of our leases contain provisions that give a specific retailer the exclusive right to sell particular types of goods or services within that shopping center. These provisions may limit the number and types of prospective retailers to which we are able to lease space in a particular shopping center, which may result in increased costs to find a permissible retailer and decreased revenues if one or more spaces sit vacant or we have to accept lower rental rates or a less qualified retailer to fill the space.
We may be unable to sell shopping centers when desired, at an attractive price, or at all, and the sale of a property could cause significant tax payments.
Our shopping centers, including related tangible and intangible assets, represent the majority of our total consolidated assets and they may not be readily convertible to cash. As a result, our ability to sell one or more of our shopping centers, including shopping centers held in unconsolidated joint ventures, in response to changes in economic, industry, or other conditions, may be limited. The real estate market is affected by many factors that are beyond our control, including, but not limited to, general economic conditions, availability and terms of financing, interest rates, supply and demand for space, and other factors. There may be less demand for lower quality shopping centers that we have identified for ultimate disposition in markets with uncertain economic or retail environments, and where buyers are more reliant on the availability of third-party mortgage financing. If we want to sell a property, we can provide no assurance that we will be able to dispose of it in the desired time period or at all, or that the sales price of the property will be attractive at the relevant time or even exceed the carrying value of our investment. Moreover, if a property is mortgaged, we may not be able to obtain a release of the lien on that property without the payment of a substantial prepayment penalty, which may restrict our ability to dispose of the property, even though the sale might otherwise be desirable.
Some of our shopping centers have a low tax basis, which may result in a taxable gain on sale. We intend to utilize tax-deferred exchanges under Section 1031 of the U.S. Internal Revenue Code of 1986, as amended, or Section 1031 Exchanges, to mitigate taxable income; however, there can be no assurance that we will identify exchange shopping centers that meet our investment objectives for acquisitions. In the event that we do not utilize Section 1031 Exchanges, we may be required to distribute the gain proceeds to stockholders or pay income tax, which may reduce cash flows available to fund our commitments and distributions to stockholders. Moreover, it is possible that future legislation could be enacted that could modify or repeal the laws with respect to Section 1031

Exchanges, which could make it more difficult or impossible for us to dispose of shopping centers on a tax-deferred basis. The current administration has also indicated its intention to modify the laws with respect to Section 1031 Exchanges in a manner that could make it more difficult or impossible for us to dispose of shopping centers on a tax-deferred basis.
We face competition and other risks in pursuing acquisition opportunities that could increase the cost of such acquisitions and/or limit our ability to grow, and we may not be able to generate expected returns or successfully integrate completed acquisitions into our existing operations.
We continue to evaluate the market for acquisition opportunities, and we may acquire shopping centers when we believe strategic opportunities exist. Our ability to acquire shopping centers on favorable terms and successfully integrate, operate, reposition, or redevelop them is subject to several risks. We may be unable to acquire a desired property because of competition from other real estate investors, including from other well-capitalized REITs and institutional investment funds. Even if we are able to acquire a desired property, competition from such investors may significantly increase the purchase price. We may also abandon acquisition activities after expending significant resources to pursue such opportunities. Once we acquire new shopping centers, these shopping centers may not yield expected returns for several reasons, including: (i) failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all; (ii) inability to successfully integrate new shopping centers into existing operations; and (iii) exposure to fluctuations in the general economy, including due to the time lag between signing definitive documentation to acquire a new property and the closing of the acquisition. If any of these events occur, the cost of the acquisition may exceed initial estimates or the expected returns may not achieve those originally contemplated, which could adversely affect our financial condition, cash flows and results of operations.
We share ownership of our unconsolidated joint ventures and do not have exclusive decision-making power, and as such, we are unable to ensure that our objectives will be pursued.
We have invested capital, and may invest additional capital, in unconsolidated joint ventures (instead of directly acquiring wholly-owned assets), for which we do not have exclusive decision-making power over development, financing, leasing, management, and other aspects of these investments. As a result, the institutional joint venture partners might have interests or goals that are inconsistent with ours, take action contrary to our interests, or otherwise impede our objectives. Conflicts arising between us and our partners may be difficult to manage and/or resolve, and it could be difficult to manage or otherwise monitor the existing business arrangements.
In addition, unconsolidated joint venture arrangements may decrease our ability to manage risk and implicate additional risks, such as: (i) potentially inferior financial capacity, diverging business goals and strategies and the need for our venture partners’ continued cooperation; (ii) the possibility that our institutional joint venture partners might become bankrupt, suffer a deterioration in their creditworthiness, or fail to fund their share of required capital contributions; (iii) our inability to take actions with respect to the unconsolidated joint ventures’ activities that we believe are favorable to us if our institutional joint venture partners do not agree; (iv) our inability to control the legal entities that have title to the real estate associated with the joint ventures; (v) our lenders may not be easily able to sell our unconsolidated joint venture assets and investments or may view them less favorably as collateral, which could negatively affect our liquidity and capital resources; (vi) our institutional joint venture partners can take actions that we may not be able to anticipate or prevent, which could result in negative impacts on our debt and equity; and (vii) our institutional joint venture partners’ business decisions or other actions or omissions may result in harm to our reputation or adversely affect the value of our investments.
Our real estate assets may decline in value and be subject to significant impairment losses, which may reduce our net income.
Our real estate properties are carried at cost, less depreciation, unless circumstances indicate that the carrying value of the properties may not be recoverable. We routinely evaluate whether there are any impairment indicators, including property operating performance, property occupancy trends, and actual marketing or listing price of properties being targeted for disposition, such that the value of the real estate properties (including any related tangible or intangible assets or liabilities) may not be recoverable. If, through our evaluation, we determine that a given asset exhibits one or more such indicators, we then compare the current carrying value of the asset to the estimated undiscounted cash flows that are directly associated with the use and ultimate disposition of the asset. Our estimated cash flows are based on several key assumptions, including rental rates, costs of Neighbor improvements, leasing commissions, anticipated holding periods, and assumptions regarding the residual value upon disposition, including the estimated exit capitalization rate. These key assumptions are subjective in nature and may differ materially from actual results. Changes in our disposition strategy or changes in the marketplace may alter the holding period of an asset or asset group, which may result in an impairment loss, and such loss may be material to our financial condition or operating performance. To the extent that the carrying value of the asset exceeds the estimated undiscounted cash flows, an impairment loss is recognized equal to the excess of carrying value over fair value.
The fair value of real estate assets is subjective and is determined through the use of comparable sales information and other market data if available. These subjective assessments have a direct effect on our net income because recording an impairment charge results in an immediate negative adjustment to net income, which may be material. During the years ended December 31, 2020 and 2019, we incurred impairment charges of $2.4 million and $87.4 million, respectively, related to real estate assets currently under contract or actively marketed for sale at a disposition price that was less than the carrying value. We have recorded such impairment charges as we have been selling non-core assets to improve the quality of our portfolio. We continue to sell non-core assets and may potentially recognize impairment charges in the future.
If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.
If we do not have enough reserves to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to a property, which may cause that property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential Neighbors being attracted to the property. If this happens, we may not be able to maintain projected rental rates for affected shopping centers, and our financial condition, cash flows and results of operations may be negatively affected.
We actively reinvest in our portfolio in the form of development and redevelopment projects, which have inherent risks that could adversely affect our financial condition, cash flows and results of operations.
We actively pursue opportunities for outparcel development and existing property redevelopment. Development and redevelopment activities require various government and other approvals for entitlements, and any delay in or failure to receive such approvals may significantly delay this process or prevent us from recovering our investment. We are subject to other risks associated with these activities, including the following:
•we may be unable to lease developments and redevelopments to full occupancy on a timely basis;
•the occupancy rates and rents of a completed project may not be sufficient to make the project profitable;
•actual costs of a project may exceed original estimates, possibly making the project unprofitable;
•delays in the development or construction process may increase our costs;
•construction cost increases may reduce investment returns on development and redevelopment opportunities;
•we may abandon redevelopment opportunities and lose our investment due to adverse market conditions;
•the size of our development and redevelopment pipeline may strain our labor or capital capacity to complete projects within targeted timelines and may reduce our investment returns;
•a reduction in the demand for new retail space may reduce our future development and redevelopment activities, which in turn may reduce our net operating income, or NOI; and
•changes in the level of future development activity may adversely impact our results from operations by reducing the amount of internal general overhead costs that may be capitalized.
If we fail to reinvest in our portfolio or maintain its attractiveness to retailers and consumers, if our capital improvements are not successful, or if retailers or consumers perceive that shopping at other venues (including ecommerce) is more convenient, cost-effective, or otherwise more compelling, our financial condition, cash flows and results of operations could be adversely affected.
Adverse economic, regulatory, market, and real estate conditions may adversely affect our financial condition, cash flows and results of operations.
Our portfolio is predominantly comprised of omni-channel grocery-anchored neighborhood shopping centers. Therefore, our performance is subject to risks associated with owning and operating omni-channel grocery-anchored neighborhood shopping centers, and may be further subject to additional risks as a result of the geographic concentration noted above. Such risks include, but are not limited to: (i) changes in national, regional, and local economic climates or demographics; (ii) competition from other available shopping centers and ecommerce, and the attractiveness of our shopping centers to our Neighbors; (iii) increased competition for real estate assets targeted by our investment strategies; (iv) adverse local conditions, such as oversupply of or reduction in demand for similar shopping centers in an area and changes in real estate zoning laws that may reduce the desirability of real estate in an area; (v) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-lease space; (vi) ongoing disruption and/or consolidation in the retail sector and the financial stability of our Neighbors, including their ability to pay rent and expense reimbursements; (vii) increases in operating costs, including common area expenses, utilities, insurance and real estate taxes, which are relatively inflexible and generally do not decrease if revenue or occupancy decreases; (viii) increases in the costs to repair, renovate, and re-lease space; (ix) changes in interest rates and the availability of financing, which may render the sale or refinance of a property or loan difficult or unattractive; (x) earthquakes, tornadoes, hurricanes, wildfires, or other natural disasters, civil unrest, terrorist acts, or acts of war, which may result in uninsured or underinsured losses; (xi) epidemics, pandemics, or other widespread outbreaks or resulting public fear that disrupt the businesses of our Neighbors causing them to fail to pay rent on time or at all; and (xii) changes in laws and governmental regulations, including those governing usage, zoning, the environment, and taxes. These and other factors could adversely affect our financial condition, cash flows and results of operations.
The continued shift in retail sales towards ecommerce may adversely affect our financial condition, cash flows and results of operations.
Retailers are increasingly affected by ecommerce and changes in customer buying habits, which have been further accelerated as a result of the COVID-19 pandemic, including the delivery or curbside pick-up of items ordered online. Retailers are considering these ecommerce trends when making decisions regarding their brick and mortar stores and how they will compete and innovate in a rapidly changing ecommerce environment. Many retailers in our shopping centers provide services or sell goods that are unable to be performed online (such as haircuts, massages, and fitness centers) or that have historically been less likely to be purchased online (such as grocery stores, restaurants, and coffee shops); however, the continuing increase in ecommerce sales in all retail categories (including online orders for immediate delivery or pick-up in store) may cause retailers to adjust the size or number of retail locations in the future or close stores. Our grocery Neighbors are incorporating ecommerce concepts through home delivery or curbside pick-up, which could reduce foot traffic at our centers and adversely affect our occupancy and rental rates. Changes in shopping trends as a result of the growth in ecommerce may also affect the profitability of retailers that do not adapt to changes in market conditions. While we devote considerable effort and resources to analyze and respond to Neighbor trends, Neighbor and consumer preferences, and consumer spending patterns, we cannot predict with certainty what future Neighbors will want, what future retail spaces will look like, or how much revenue will be generated at traditional brick and mortar locations. If we are unable to anticipate and respond promptly to trends in the market (such as space for a drive through or curbside pickup), our occupancy levels and rental rates may decline, and our financial condition, cash flows and results of operations may be adversely impacted.
Actual incremental yields for our development and redevelopment projects may vary from our underwritten incremental yield range.
As part of our standard development and redevelopment underwriting process, we analyze the yield for each project and establish a range of target yields, or underwritten incremental yields. Underwritten incremental yields reflect the yield we target to generate from each project upon expected stabilization and are calculated as the estimated incremental NOI for a project at stabilization divided by its estimated net project investment. The estimated incremental NOI is the difference between the estimated annualized NOI we target to generate from a project upon stabilization and the estimated annualized NOI without the planned improvements. Underwritten incremental yield does not include peripheral impacts, such as lease rollover risk or the impact on the long term value of the property upon sale or disposition.
Underwritten incremental yields are based solely on our estimates, using data available to us in our development and redevelopment underwriting processes. The actual total cost to complete a development or redevelopment project may differ substantially from our estimates due to various factors, including unanticipated expenses, delays in the estimated start and/or completion date of planned development projects, effects of the COVID-19 pandemic, and other contingencies. In addition, the actual incremental NOI from our planned development and redevelopment activities may differ substantially from our estimates based on numerous other factors, including delays and/or difficulties in leasing and stabilizing a development or redevelopment project, failure to obtain estimated occupancy and rental rates, inability to collect anticipated rental revenues, Neighbor bankruptcies, and unanticipated expenses that we cannot pass on to our Neighbors. Actual incremental yields may vary from our underwritten incremental yield range based on the actual total cost to complete a project and its incremental NOI at stabilization.
The tools we use to measure the financial stability of our grocery Neighbors, such as their health ratio, PECO Power ScoreTM, and GOLD ScoreTM, may not be accurate.
Many of our grocery Neighbors are required to provide corporate-level financial information to us periodically or, in some instances, at our request. This financial information may include balance sheet, income statement and cash flow statement data, or other financial and operating data. For our grocery Neighbors that do not report sales to us, we utilize a third-party service, Nielsen TDLinx, to estimate store-level sales. To assist in our determination of a grocery Neighbor’s financial stability, we evaluate its health ratio, which represents the amount of annual rent and expense recoveries as a percentage of grocer annual sales. We have also created a proprietary asset evaluation algorithm to better understand which variables correlate with, and contribute to, center performance, or the PECO Power ScoreTM, and a qualitative model to assess the health and stability of our grocery anchors, the Grocery Occupancy Longevity Dynamics score, or GOLD ScoreTM.
Our methods of determining a grocery Neighbor’s financial stability may not adequately assess the risk of an investment in our grocery Neighbors. We do not receive store-level or corporate-level financial information from all of our grocery Neighbors, and the Neighbor-provided information and third-party estimates we receive may not accurately reflect the results of operations and financial condition of our portfolio as a whole. Our calculations of our grocery Neighbors’ health ratios are unaudited and are based on Neighbor-provided information and third-party estimates without independent verification on our part, and we must assume the appropriateness of estimates and judgments that were made by the party preparing such information or estimates. In addition, the PECO Power ScoreTM and the GOLD ScoreTM are proprietary models that may not assess all relevant variables or may not provide an accurate assessment of center performance or our grocery Neighbors’ health and stability. If our assessment of center performance or our grocery Neighbors’ financial stability prove to be inaccurate, we may be subject to defaults, and investors may view our cash flows as less stable.
The internal rates of return or other performance metrics achieved by our unconsolidated joint ventures are not necessarily indicative of the performance of our Company, any property in our portfolio or an investment in our common stock.
We have presented in this prospectus historical information regarding the performance achieved by certain unconsolidated third-party institutional joint ventures. While we believe these financial metrics may be useful to investors in evaluating our performance, they are not necessarily indicative of the future performance of our Company, any property in our portfolio or an investment in our common stock. In particular, in considering the internal rates of return or other performance metrics presented in this prospectus, you should consider that our leverage and hedging strategies may differ substantially from those employed by our unconsolidated joint ventures, and the initial investments in our unconsolidated joint ventures were made under market conditions that may differ substantially from current or future market conditions.
In addition, the internal rates of return or other performance metrics presented in this prospectus do not reflect the impact of general and administrative expenses we have incurred and expect to incur in the future in connection with the operation of our portfolio. Our general and administrative expenses will include salaries, wages and equity-based compensation for our corporate associates and other expenses primarily related to our corporate operations (e.g., legal, insurance, accounting and other expenses related to corporate governance, periodic SEC reporting and other compliance matters) and may impact the performance of our Company and the per share trading price of our common stock. We can provide no assurance that we will be able to replicate the performance achieved by our unconsolidated joint ventures.
RISKS RELATED TO OUR INDEBTEDNESS AND LIQUIDITY
We have substantial indebtedness and may need to incur additional indebtedness in the future, which could adversely affect our business, financial condition and ability to make distributions to our stockholders.
We have obtained, and are likely to continue to obtain, lines of credit and other long-term financing that are secured by our shopping centers and other assets. In connection with executing our business strategies, we expect to evaluate the possibility of additional acquisitions and strategic investments, and we may elect to finance these endeavors by incurring additional indebtedness. We may also incur mortgage debt and other property-level debt on shopping centers that we already own in order to obtain funds to acquire additional shopping centers or make other capital investments. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). However, we cannot guarantee that we will be able to obtain any such borrowings on satisfactory terms.
If we mortgage a property and there is a shortfall between the cash flows from that property and the cash flows needed to service mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single shopping center could affect multiple shopping centers. Additionally, we may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our shopping centers. When we give a guaranty on behalf of an entity that owns one of our shopping centers, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. In each case, our guarantee is limited to being the non-recourse carve out guarantor and the environmental indemnitor.
We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets.
High debt levels could have material adverse consequences on our business, including hindering our ability to adjust to changing market, industry or economic conditions; limiting our ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses; requiring the use of a substantial portion of our cash flows for the payment of principal and interest on our debt, thereby limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases, or other uses; making us more vulnerable to economic or industry downturns, including interest rate increases; and placing us at a competitive disadvantage compared to less leveraged competitors.
We may not be able to access financing on favorable terms, or at all.
We may finance our assets over the long term through a variety of means, including repurchase agreements, credit facilities, issuance of commercial mortgage-backed securities, collateralized debt obligations, and other structured financings. Our ability to execute this strategy will depend on various market conditions that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations and for future business opportunities.

Covenants in our loan agreements may restrict our operations and adversely affect our financial condition and ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Our loan agreements may contain covenants that limit our ability to further mortgage a property or discontinue insurance coverage. In addition, loan agreements may limit our ability to replace a property’s manager or terminate certain operating or lease agreements related to a property. Mortgage debt and other property-level debt that we incur may also limit our ability to transfer properties from one subsidiary to another. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives, which may adversely affect our financial condition and ability to make distributions to our stockholders.
Covenants in certain of our loan agreements specify that certain named individuals must remain a member of management and/or the board of directors of Phillips Edison & Company, Inc., or the Board, or require certain level of management or Board continuity in connection with a fundamental transaction.
A number of our loan agreements contain covenants that require certain named individuals, including Mr. Edison, to continue serving as a member of management and/or the Board or require certain levels of senior management and/or Board continuity following a change of control or other fundamental transaction. If such individuals were to depart from the Company within a specified time prior to such transaction or within such specified time after such a transaction, we may be required to negotiate waivers of such covenants or obtain replacement financing, which we may not be able to do on satisfactory terms or at all.
Higher market capitalization rates and lower NOI for our shopping centers may adversely impact our ability to sell shopping centers and fund developments and acquisitions, and may dilute earnings.
As part of our capital recycling strategy, we sell shopping centers that no longer meet our growth and investment objectives due to stabilization or perceived future risk. Sales proceeds are then used to fund the construction of developments, redevelopments, expansions, and acquisitions, and to repay debt. An increase in market capitalization rates or a decline in NOI may cause a reduction in the value of shopping centers identified for sale, which would have an adverse effect on the amount of cash generated. In order to meet the cash requirements of our capital recycling program, we may be required to sell more shopping centers than initially planned, which may have a negative effect on our earnings. Additionally, the sale of shopping centers resulting in significant tax gains may require higher distributions to our stockholders in order to maintain our REIT status or payment of additional income taxes. We intend to utilize Section 1031 Exchanges to mitigate taxable income. However, there can be no assurance that we will identify exchange shopping centers that meet our investment objectives for acquisitions.
The phase-out, replacement, or unavailability of LIBOR could affect interest rates for a significant portion of our indebtedness, as well as our ability to obtain future debt financing on favorable terms.
In July 2017, the Financial Conduct Authority (the regulatory authority over LIBOR) stated that it would phase out LIBOR as a benchmark. In November 2020, the Federal Reserve Board announced that banks must stop writing new U.S. dollar, or USD, LIBOR contracts by the end of 2021 and that, no later than June 30, 2023, when USD LIBOR will no longer be published, market participants should amend legacy contracts to use the Secured Overnight Financing Rate, or SOFR, or another alternative reference rate. If a published USD LIBOR rate is unavailable after 2021, the interest rates on our indebtedness that is indexed to LIBOR will be determined using alternative methods, any of which may result in interest obligations that are more than, or do not otherwise correlate over time with, the payments that would have been made on such debt if USD LIBOR had been available in its current form. Additionally, the phase-out of USD LIBOR and the transition to SOFR or another alternative reference rate may be disruptive to financial markets. Such disruption could have a material adverse effect on our financing costs, and as a result, on our financial condition, operating results, and cash flows.
Increases in interest rates could increase the amount of our loan payments and adversely affect our ability to pay distributions to our stockholders.
Although a significant amount of our outstanding debt has fixed interest rates, we do borrow funds at variable interest rates under our credit facilities and term loans. Increases in interest rates would increase our interest expense on any variable rate debt to the extent we have not hedged our exposure to changes in interest rates. In addition, increases in interest rates will affect the terms under which we refinance our existing debt as it matures, to the extent we have not hedged our exposure to changes in interest rates, resulting in higher interest rates and increased interest expense. Either of these events would reduce our future earnings and cash flows, which may adversely affect our ability to service our debt and meet our other obligations and also may reduce the amount we are able to distribute to stockholders.
Hedging activity may expose us to risks, including the risks that a counterparty will not perform and that the hedge will not yield the economic benefits we anticipate, which may adversely affect our financial condition, cash flows and results of operations.
From time to time, we manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, including, but not limited to, the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes, and that we may be required to pay the counterparty if interest rates decrease in the future below the hedged amount. There can be no assurance that our hedging arrangements will qualify for hedge accounting or that our hedging activities will have the desired beneficial impact on our results of operations. Should we desire to terminate a hedging agreement, there may be significant costs and cash requirements involved to fulfill our obligations under the hedging agreement. Failure to hedge effectively against interest rate changes may adversely affect our financial condition, cash flows and results of operations.
RISKS RELATED TO OUR CORPORATE STRUCTURE AND ORGANIZATION
The operating partnership’s limited partnership agreement grants rights and protections to the limited partners, which allows them to vote in connection with a change of control transaction that might involve a premium price for shares of our common stock.
The operating partnership’s limited partnership agreement grants certain rights and protections to the limited partners, including granting them the right to vote in connection with a change of control transaction. Any such change of control transaction is required to be approved by holders of OP units (including the Company and its subsidiaries) at the same level of approval as required for approval by holders of shares of our common stock. For purposes of any such vote, we will be deemed to vote the OP units held by us and our subsidiaries in proportion to the manner in which all of our outstanding shares of common stock were voted at a stockholders meeting relating to such transaction.
We and the operating partnership entered into tax protection agreements with certain protected partners, which may limit the operating partnership’s ability to sell or otherwise dispose of certain shopping centers and may require the operating partnership to maintain certain debt levels that otherwise would not be required to operate its business.
We and the operating partnership entered into a tax protection agreement on October 4, 2017, or the 2017 TPA, with, among others, Jeffrey S. Edison, our Chairman and Chief Executive Officer, and certain entities controlled by him at the closing of the PELP Transaction, defined below, pursuant to which if the operating partnership: (i) sells, exchanges, transfers or otherwise disposes of certain shopping centers in a taxable transaction, or undertakes any taxable merger, combination, consolidation or similar transaction (including a transfer of all or substantially all assets), for a period of ten years commencing on October 4, 2017; or (ii) fails, prior to the expiration of such period, to maintain certain minimum levels of indebtedness that would be allocable to each protected partner for tax purposes or, under certain circumstances, fails to offer such protected partners the opportunity to guarantee certain types of the operating partnership’s indebtedness, then the operating partnership will indemnify each affected protected partner, including Mr. Edison, against certain resulting tax liabilities. Our tax indemnification obligations include a tax gross-up.
We and the operating partnership entered into an additional tax protection agreement on July 19, 2021, or the 2021 TPA, with Mr. Edison, Mr. Devin I. Murphy, our President, and Mr. Robert F. Myers, our Chief Operating Officer, which will become effective upon the expiration of the 2017 TPA. The 2021 TPA generally has the following terms: (i) the 2021 TPA will severally provide to Mr. Edison, Mr. Murphy and Mr. Myers the same protection provided under the 2017 TPA until 2031, so long as (a) Mr. Edison, Mr. Murphy or Mr. Myers (or their permitted transferees), as applicable, individually owns at least 65% of the OP units owned by him as of the date of the execution of the 2021 TPA and (b) in the case of Mr. Murphy or Mr. Myers, Mr. Edison individually owns at least 65% of the OP units owned by him as of the date of the execution of the 2021 TPA; and (ii) the 2021 TPA will provide that following the expiration of the four-year tax protection period under the 2021 TPA, for so long as Mr. Edison holds at least $5 million in value of OP units, (a) Mr. Edison will have the opportunity to guarantee debt of the operating partnership or enter into a “deficit restoration” obligation, and (b) the operating partnership will provide reasonable notice to Mr. Edison before effecting a significant transaction reasonably likely to result in the recognition of more than one-third of the built-in gain allocated to Mr. Edison that is protected under the 2017 TPA as of the date that the 2021 TPA is executed, and will consider in good faith any proposal made by Mr. Edison relating to structuring such transaction in a manner to avoid or mitigate adverse tax consequences to him.
Therefore, although it may be in our stockholders’ best interest for us to cause the operating partnership to sell, exchange, transfer or otherwise dispose of one or more of these shopping centers, it may be economically prohibitive for us to do so until the expiration of the applicable protection period because of these indemnity obligations. Moreover, these obligations may require us to cause the operating partnership to maintain more or different indebtedness than we would otherwise require for our business. As a result, the tax protection agreements could, during their term, restrict our ability to take actions or make decisions that otherwise would be in our best interests.
Our stockholders have limited control over changes in our policies and operations, which increases the uncertainty and risks our stockholders face.
Our Board determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our Board may amend or revise these and other policies without the vote of our stockholders. Under the Maryland General Corporation Law, or the MGCL, and our charter, our stockholders have a right to vote only on limited matters. Our Board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks our stockholders face.
Our charter, bylaws and Maryland law contain terms that may discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our charter, bylaws and Maryland law contain provisions that may delay, defer, or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. Our charter authorizes our Board to, without stockholder approval, amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock. We believe these charter provisions will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, and our Board could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock.
Our charter, with certain exceptions, authorizes our Board to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements under the U.S. Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter prohibits any person from directly or constructively owning more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock, unless exempted by our Board.
In addition, the MGCL permits our Board to implement certain takeover defenses without stockholder approval.
These and other provisions of our charter, bylaws and Maryland law could have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Our rights and the rights of our stockholders to recover claims against our officers and directors are limited, which could reduce our stockholders’ and our recovery against them if they cause us to incur losses.
Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of our directors and officers, requires us to indemnify our directors and officers to the maximum extent permitted by Maryland law. Additionally, our charter limits the liability of our directors and officers for monetary damages to the maximum extent permitted under Maryland law. As a result, we and our stockholders may have more limited rights against our directors, officers, associates and agents than might otherwise exist under common law, which could reduce our stockholders’ and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, associates and agents in some cases which would decrease the cash otherwise available for distribution to stockholders.
RISKS RELATED TO OUR REIT STATUS AND OTHER TAX RISKS
Failure to qualify as a REIT would cause us to be taxed as a regular C corporation, which would substantially reduce funds available for distributions to stockholders.
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2010. We believe that our organization and method of operation has enabled and will continue to enable us to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.
If we fail to qualify as a REIT in any taxable year, and are unable to obtain relief under certain statutory provisions, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:
•we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal and state income tax at regular corporate rates; and
•we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.
As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it could adversely affect the value of our common stock. If we fail to qualify as a REIT, we would no longer be required to make distributions to our stockholders.
Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.
Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would decrease cash available for distributions to stockholders.
If the operating partnership fails to qualify as a partnership for U.S. federal income tax purposes, we would fail to qualify as a REIT and would suffer adverse consequences.
We believe that the operating partnership is organized and will be operated in a manner so as to be treated as a partnership, and not an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. As a partnership, the operating partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated that partner’s share of the operating partnership’s income. No assurance can be provided, however, that the U.S. Internal Revenue Service, or the IRS, will not challenge the operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating the operating partnership as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT. Also, the failure of the operating partnership to qualify as a partnership would cause it to become subject to U.S. federal corporate income tax, which would reduce significantly the amount of its cash available for debt service and for distribution to its partners, including us.
The operating partnership has a carryover tax basis on certain of its assets as a result of the PELP Transaction and the Merger, and the amount that we have to distribute to stockholders therefore may be higher.
In October 2017, we internalized our management structure through the acquisition of certain real estate assets and the third-party investment management business of Phillips Edison Limited Partnership, or PELP, in exchange for OP units and cash, which we refer to as the PELP Transaction. In November 2018, we completed a merger, or the Merger, with Phillips Edison Grocery Center REIT II, Inc., a public non-traded REIT that was advised and managed by us. As a result of each of the PELP Transaction and the Merger, certain of the operating partnership’s shopping centers have carryover tax bases that are lower than the fair market values of these shopping centers at the time of the acquisition. As a result of this lower aggregate tax basis, the operating partnership will recognize higher taxable gain upon the sale of these assets and the operating partnership will be entitled to lower depreciation deductions on these assets than if it had purchased these shopping centers in taxable transactions at the time of the acquisition. Such lower depreciation deductions and increased gains on sales allocated to us generally will increase the amount of our required distribution under the REIT rules, and will decrease the portion of any distribution that otherwise would have been treated as a “return of capital” distribution.
Our property taxes could increase due to property tax rate changes or reassessment, which could impact our cash flow.
Even if we qualify as a REIT for U.S. federal income tax purposes, we are required to pay state and local property taxes on our shopping centers. The property taxes on our shopping centers may increase as property tax rates change or as our shopping centers are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past and such increases may not be covered by Neighbors pursuant to our lease agreements. If the property taxes we pay increase, our financial condition, results of operations, cash flow, per share trading price of our common stock, and ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.
We use taxable REIT subsidiaries, which may cause us to fail to qualify as a REIT.
To qualify as a REIT for U.S. federal income tax purposes, we hold, and plan to continue to hold, substantially all of our non-qualifying REIT assets and conduct certain of our non-qualifying REIT income activities in or through one or more taxable REIT subsidiary, or TRS, entities. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C-corporation at a current rate of 21%.
The net income of our TRS entities is not required to be distributed to us, and income that is not distributed to us will generally not be subject to the REIT income distribution requirement. However, our TRS entities may pay dividends. Such dividend income should qualify under the 95%, but not the 75%, gross income test. We will monitor the amount of the dividend and other income from our TRS entities and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Our ownership of TRS entities is subject to limitations that could prevent us from growing our management business, and our transactions with our TRS entities could cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on an arm’s-length basis.
No more than 20% of the value of a REIT’s gross assets may consist of interests in TRS entities. Compliance with this limitation could limit our ability to grow our management business. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. We will monitor the value of investments in our TRS entities in order to ensure compliance with TRS ownership limitations and will structure our transactions with our TRS entities on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the TRS ownership limitation or be able to avoid application of the 100% excise tax.
REIT distribution requirements could adversely affect our ability to execute our business plans, including because we may be required to borrow funds to make distributions to stockholders or otherwise depend on external sources of capital to fund such distributions.
We generally must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) in order to continue to qualify as a REIT. To the extent that we satisfy the distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we may elect to retain and pay income tax on our net long-term capital gain. In that case, if we so elect, a stockholder would be taxed on its proportionate share of our undistributed long-term gain and would receive a credit or refund for its proportionate share of the tax we paid. A stockholder, including a tax-exempt or foreign stockholder, would have to file a U.S. federal income tax return to claim that credit or refund. Furthermore, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.
We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid corporate income tax and the 4% excise tax. We may be required to make distributions to our stockholders at times when it would be more advantageous to reinvest cash in its business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
If we do not have other funds available, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, pay dividends in the form of “taxable stock dividends” or find another alternative source of funds to make distributions sufficient to enable us to distribute enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.
Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or liquidate otherwise attractive investments.
To continue to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to you at disadvantageous times or when we do not have funds readily available for distribution. Additionally, we may be unable to pursue investments that would be otherwise attractive to us in order to satisfy the requirements for qualifying as a REIT.
We must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, U.S. government securities and qualified real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than U.S. government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than U.S. government securities and qualified real estate assets) and no more than 20% of the value of our gross assets may be represented by securities of one or more TRS. Finally, no more than 25% of our assets may consist of debt investments that are issued by “publicly offered REITs” and would not otherwise be treated as qualifying real estate assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and being subject to adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate investments from our portfolio, or refrain from making otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to stockholders.
The prohibited transactions tax may limit our ability to engage in transactions, including disposition of assets, which would be treated as sales for U.S. federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of dealer property, other than foreclosure property. We may be subject to the prohibited transaction tax upon a disposition of real property. Although a safe-harbor exception to prohibited transaction treatment is available, we cannot assure you that we can comply with such safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of our trade or business. Consequently, we may choose not to engage in certain sales of real property or may conduct such sales through a TRS.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through a TRS. However, to the extent that we engage in such activities through a TRS, the income associated with such activities will be subject to a corporate income tax. In addition, the IRS may attempt to ignore or otherwise recast such activities in order to impose a prohibited transaction tax on us, and there can be no assurance that such recast will not be successful.
We may recognize substantial amounts of REIT taxable income, which we would be required to distribute to our stockholders, in a year in which we are not profitable under GAAP or other economic measures.
We may recognize substantial amounts of REIT taxable income in years in which we are not profitable under GAAP or other economic measures as a result of the differences between GAAP and tax accounting methods. For instance, certain of our assets will be marked-to-market for GAAP purposes but not for tax purposes, which could result in losses for GAAP purposes that are not recognized in computing our REIT taxable income. Additionally, we may deduct our capital losses only to the extent of our capital gains in computing our REIT taxable income for a given taxable year. Consequently, we could recognize substantial amounts of REIT taxable income and would be required to distribute such income to you in a year in which we are not profitable under GAAP or other economic measures.
Our qualification as a REIT could be jeopardized as a result of an interest in joint ventures or investment funds.
We may hold certain limited partner or non-managing member interests in partnerships or limited liability companies that are joint ventures or investment funds. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to continue to qualify as a REIT unless we are able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.
Distributions paid by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.
The maximum tax rate for “qualified dividends” paid by corporations to non-corporate stockholders generally is 20%. Distributions paid by REITs to non-corporate stockholders generally are taxed at rates lower than ordinary income rates, but those rates are higher than the 20% tax rate on qualified dividend income paid by corporations. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, the more favorable rates for corporate dividends may cause non-corporate investors to perceive that an investment in a REIT is less attractive than an investment in a non-REIT entity that pays dividends, thereby reducing the demand and market price of shares of our common stock.
Legislative or regulatory tax changes could adversely affect us or our stockholders.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. Any such change could result in an increase in our, or our stockholders’, tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income or be subject to additional restrictions. These increased tax costs could, among other things, adversely affect our financial condition, the results of operations, and the amount of cash available for the payment of dividends. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation, or administrative interpretation.
In addition, the COVID-19 pandemic has left many state and local governments with reduced tax revenue, which may lead such governments to increase taxes or otherwise make significant changes to their state and local tax laws. If such changes occur, we may be required to pay additional taxes on our assets or income.
If our assets are deemed to be plan assets, we may be exposed to liabilities under Title I of Employee Retirement Income Security Act of 1974, or ERISA, and the Code.
In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA or Section 4975 of the Code, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because the shares of our common stock should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable Treasury Regulations. We note, however, that because certain limitations are imposed upon the transferability of shares of our common stock so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected.
RISKS RELATED TO BUSINESS CONTINUITY
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could adversely affect our cash flows and stockholder returns.
We maintain insurance coverage with third-party carriers who provide a portion of the coverage of potential losses, including commercial general liability, fire, flood, extended coverage and rental loss insurance on all of our properties. We currently self-insure a portion of our commercial insurance deductible risk through our captive insurance company. To the extent that our captive insurance company is unable to bear that risk, we may be required to fund additional capital to our captive insurance company, or we may be required to bear that loss. As a result, our operating results may be adversely affected.
There are some types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or sublimits. Insurance risks associated with potential acts of terrorism could sharply increase the premiums that we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our shopping centers. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. If any of our shopping centers incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of our stockholders’ investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, such payments could adversely impact our cash flows and ability to make distributions to our stockholders.
Climate change may adversely affect our business, financial condition, cash flows and results of operations.
Climate change, including the impact of global warming, creates physical and financial risks. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in storm intensity and severity of weather (e.g., floods, tornadoes or hurricanes) and extreme temperatures. The occurrence of sea level rise or one or more natural disasters, such as floods, tornadoes, hurricanes, tropical storms, wildfires, and earthquakes (whether or not caused by climate change), could cause considerable damage to our shopping centers, disrupt our operations and negatively affect our financial performance. To the extent any of these events results in significant damage to or closure of one or more of our shopping centers, our operations and financial performance could be adversely affected through lost Neighbors and an inability to lease or re‑lease the space. In addition, these events could result in significant expenses to restore or remediate a property, increases in fuel or other energy costs or a fuel shortage, and increases in the costs of (or making unavailable) insurance on favorable terms if they result in significant loss of property or other insurable damage. In addition, transition risks associated with new or more stringent laws or regulations or stricter interpretations of existing laws may require material expenditures by us. For example, various federal, state, and regional laws and regulations have been implemented or are under consideration to mitigate the effects of climate change caused by greenhouse gas emissions. Among other things, “green” building codes may seek to reduce emissions through the imposition of standards for design, construction materials, water and energy usage and efficiency, and waste management. Such codes could require us to make improvements to our shopping centers, increase the costs of maintaining or improving our shopping centers or developing new shopping centers, or increase taxes and fees assessed on us or our shopping centers.
As an owner and/or operator of real estate, we could become subject to liability for environmental violations, regardless of whether we caused such violations, and our efforts to identify environmental liabilities may not be successful.
We could become subject to liability in the form of fines or damages for noncompliance with environmental laws and regulations. These laws and regulations generally govern wastewater discharges; air emissions; the operation and removal of underground and above-ground storage tanks; the use, storage, treatment, transportation and disposal of hazardous materials and wastes; the remediation of contaminated property associated with the release or disposal of hazardous materials and wastes; and other health and safety-related concerns. U.S. federal, state, and local laws and regulations relating to the protection of the environment may require us, as a current or previous owner or operator of real property, to investigate and clean up hazardous or toxic substances or petroleum product releases at a property or at impacted neighboring properties. Some of these laws and regulations may impose strict or joint and several liability on tenants, owners, or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state, and local environmental laws, ordinances, and regulations, a current or former owner or operator of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or manager knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred. For example, many of our sites are currently or were formerly used for dry cleaning operations, and there have been and could be releases of chlorinated solvents as a result of these operations, which have resulted in and could give rise in the future to the requirement that we perform clean-up actions. As another example, many of our sites are currently or were formerly used for motor vehicle filling station and maintenance operations, and there have been and could be releases of petroleum products, hydraulic oil, or other substances associated with these operations, which have resulted in and could give rise in the future to the requirement that we or others investigate or remediate the releases. We may be subject to regulatory action and may also be held liable to third parties for personal injury or property damage incurred by such parties in connection with exposure to or offsite contamination caused by hazardous or toxic substances. The costs of investigation, removal or remediation of hazardous or toxic substances, and related liabilities, may be substantial and could materially and adversely affect us. The presence of hazardous or toxic substances, or the failure to remediate the related contamination, may also adversely affect our ability to sell, lease or redevelop a property or to borrow money using a property as collateral.
Although we believe that our portfolio is in substantial compliance with U.S. federal, state and local environmental laws and regulations regarding hazardous or toxic substances, and that there is no material contamination that we would be responsible for addressing, this belief is based on limited evaluation and testing. Nearly all of our shopping centers have been subjected to Phase I or similar environmental audits. These environmental audits (which do not include subsurface testing) have not revealed, nor are we aware of, any environmental liability that we believe is reasonably likely to have a material adverse effect on us. However, we cannot assure you that: (i) previous environmental studies with respect to the portfolio revealed all potential environmental liabilities; (ii) any previous owner, occupant or Neighbor of a property did not create any material environmental condition not known to us; (iii) the current environmental condition of the portfolio will not be affected by Neighbors and occupants, by the condition of nearby properties, or by other unrelated third parties; or (iv) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations or the interpretation thereof) will not result in environmental liabilities.
We and our Neighbors face risks relating to cybersecurity attacks, which could cause loss of confidential information and other disruptions to business operations, and compliance with new laws and regulations regarding cybersecurity and privacy may result in substantial costs and may decrease cash available for distributions.
Cybersecurity attacks include attempts to gain unauthorized access to our data and/or computer systems to disrupt operations, corrupt data, or steal confidential information. We may face such cybersecurity attacks through malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our information technology, or IT, systems. The risk of a cybersecurity attack, including by computer hackers (individual or hacking organizations), foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. The techniques and sophistication used to conduct cyber-attacks and breaches of IT systems, as well as the sources and targets of these attacks, change frequently and are often not recognized until such attacks are launched or have been in place for a period of time.
Our IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations and, in some cases, may be critical to the operations of certain of our Neighbors. In addition to our own IT systems, we also depend on third parties to provide IT services relating to several key business functions, such as administration, accounting, communications, document management and storage, human resources, payroll, tax, investor relations and certain finance functions. Our IT systems and those provided by third parties may contain personal, financial, or other information that is entrusted to us by our Neighbors and associates, as well as proprietary PECO information and other confidential information related to our business. We and such third parties employ a number of measures to prevent, detect, and mitigate these threats, including password protection, firewalls, backup servers, malware detection, intrusion sensors, threat monitoring, user training, and periodic penetration testing; however, there is no guarantee that such efforts will be successful in preventing a cybersecurity attack.
As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. The primary risks that could directly result from the occurrence of a cyber-incident include operational interruption, damage to our relationship with our Neighbors, and private data exposure. Our financial results and business operations may be negatively affected by such an incident or the resulting negative media attention. A cybersecurity attack could: (i) disrupt the proper functioning of our networks and systems and therefore our operations and/or those of certain of our Neighbors; (ii) compromise the confidential or proprietary information of our Neighbors, associates, and vendors, which others could use to compete against us or for disruptive, destructive, or otherwise harmful purposes and outcomes; (iii) result in our inability to maintain the building systems relied upon by our Neighbors for the efficient use of their leased space; (iv) require significant management attention and resources to remedy and damages that result; (v) result in misstated financial reports, violations of loan covenants and/or missed reporting deadlines; (vi) result in our inability to properly monitor our compliance with the rules and regulations regarding our qualification as a REIT; (vii) subject us to claims for breach of contract, damages, credits, penalties, or termination of leases or other agreements or relationships; (viii) cause reputational damage that adversely affects Neighbor, investor, and associate confidence in us, which could negatively affect our ability to attract and retain Neighbors, investors, and associates; (ix) result in significant remediation costs, some or all of which may not be recoverable from our insurance carriers; and (x) result in increases in the cost of obtaining insurance on favorable terms, or at all, if the attack results in significant insured losses. Such security breaches also could result in a violation of applicable federal and state privacy and other laws, and subject us to private consumer, business partner, or securities litigation and governmental investigations and proceedings, any of which could result in our exposure to material civil or criminal liability, and we may not be able to recover these expenses from our service providers, responsible parties or insurance carriers. Similarly, our Neighbors rely extensively on IT systems to process transactions and manage their businesses and thus are also at risk from and may be adversely affected by cybersecurity attacks. An interruption in the business operations of our Neighbors or a deterioration in their reputation resulting from a cybersecurity attack, including unauthorized access to customers’ credit card data and other confidential information, could indirectly negatively affect our business and cause lost revenues. As of the date of this prospectus, we have not had any material incidents involving cybersecurity attacks.
REGULATORY AND LEGAL RISKS
Compliance or failure to comply with the Americans with Disabilities Act, or the ADA, and fire, safety, and other regulations could result in substantial costs and may decrease cash available for stockholder distributions.
Our shopping centers are or may become subject to the ADA, which generally requires that all places of public accommodation comply with federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require the removal of access barriers, and noncompliance may result in the imposition of injunctive relief, monetary penalties, or in some cases, an award of damages. While we attempt to acquire shopping centers that are already in compliance with the ADA or place the burden of compliance on the seller or other third party, such as a Neighbor, we cannot assure stockholders that we will be able to acquire shopping centers or allocate responsibilities in this manner. In addition, we are required to operate the shopping centers in compliance with fire and safety regulations, building codes, and other land use regulations, as they may be adopted by governmental entities and become applicable to the shopping centers. We may be required to make substantial capital expenditures to comply with these requirements, and these expenditures may reduce our net income and may have a material adverse effect on our ability to meet our financial obligations and make distributions to our stockholders.
We could be subject to legal or regulatory proceedings that may adversely affect our cash flows and results of operations.
As an owner and operator of public shopping centers, from time to time, we are party to legal and regulatory proceedings that arise in the ordinary course of business. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such litigation or proceedings. We could experience an adverse effect to our cash flows, financial condition, and results of operations due to an unfavorable outcome.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is http://www.phillipsedison.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the following documents that have previously been filed with the SEC:
•the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021 (File No. 000-54691) (except for Item 8, which was updated in the Current Report on Form 8-K filed on July 2, 2021 listed below);
•the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 4, 2021 (File No. 000-54691) (except for Item 1, which was updated in the Current Report on Form 8-K filed on July 2, 2021 listed below);
•the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 5, 2021 (File No. 000-54691); and
•the Company’s Current Reports on Form 8-K, filed with the SEC on January 7, 2021; January 14, 2021; March 25, 2021; June 21, 2021; July 2, 2021; July 19, 2021; and August 2, 2021 (except for information furnished in Items 2.02 and 7.01 therein and all exhibits related thereto) (File No. 000-54691).
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC (including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K), will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address or telephone number:
PHILLIPS EDISON & COMPANY, INC.
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

GUARANTOR DISCLOSURES
Phillips Edison & Company, Inc. may guarantee debt securities of the operating partnership as described in the section entitled “Description of Debt Securities.” Any such guarantees by Phillips Edison & Company, Inc. will be full, irrevocable, unconditional and absolute joint and several guarantees to the holders of each series of such outstanding guaranteed debt securities. Phillips Edison & Company, Inc. owns all of its assets and conducts all of its operations through the operating partnership, and the operating partnership is consolidated into its financial statements.
On January 4, 2021, the SEC’s amendments to Rule 3-10 of Regulation S-X and creation of Rule 13-01 to simplify disclosure requirements related to certain registered securities became effective. Phillips Edison & Company, Inc. and the operating partnership have filed this prospectus with the SEC registering, among other securities, debt securities of the operating partnership, which will be fully and unconditionally guaranteed by Phillips Edison & Company, Inc. As a result of the amendments to Rule 3-10 of Regulation S-X, subsidiary issuers of obligations guaranteed by the parent are not required to provide separate financial statements, provided that the subsidiary obligor is consolidated into the parent company’s consolidated financial statements, the parent guarantee is “full and unconditional” and, subject to certain exceptions as set forth below, the alternative disclosure required by Rule 13-01 of Regulation S-X is provided, which includes narrative disclosure and summarized financial information. Accordingly, separate consolidated financial statements of the operating partnership have not been presented.
Furthermore, as permitted under Rule 13-01(a)(4)(vi) of Regulation S-X, we have excluded the summarized financial information for the operating partnership because the assets, liabilities and results of operations of the operating partnership are not materially different than the corresponding amounts in Phillips Edison & Company, Inc.’s consolidated financial statements incorporated by reference herein, and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.

USE OF PROCEEDS
Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute the net proceeds from any sale of offered securities by us to our operating partnership. Our operating partnership will use the net proceeds from us or from any sale of offered securities by it as set forth in the applicable prospectus supplement. Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts, money market accounts and interest bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

DESCRIPTION OF DEBT SECURITIES
As used in this section only, references to “we,” “our” and “us” refer either to Phillips Edison & Company, Inc. or Phillips Edison Grocery Center Operating Partnership I, L.P. as the case may be, as the issuer of the applicable series of debt securities and not to any subsidiaries, unless the context requires otherwise. The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees. We will also indicate in the prospectus supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
Unless otherwise specified in a prospectus supplement, the debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meanings specified in the indenture.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of the board of directors of Phillips Edison & Company, Inc. (with respect to debt securities of Phillips Edison & Company, Inc.) or the board of directors of Phillips Edison & Company, Inc., as the sole member of the sole general partner of Phillips Edison Grocery Center Operating Partnership I, L.P. (with respect to debt securities of Phillips Edison Grocery Center Operating Partnership I, L.P.), and set forth or determined in the manner provided in such resolution, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
Unless otherwise specified in a prospectus supplement, the indenture will designate U.S. Bank National Association as the trustee for the indenture with respect to one or more series of our debt securities. U.S. Bank National Association, or any other specified trustee, may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series.
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
•whether the issuer of the debt securities is Phillips Edison & Company, Inc. or Phillips Edison Grocery Center Operating Partnership I, L.P.;
•the title and ranking of the debt securities (including the terms of any subordination provisions);
•the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•any limit on the aggregate principal amount of the debt securities;
•the date or dates on which the principal of the securities of the series is payable;

•the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;
•the place or places where principal of, and any premium and interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;
•the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;
•any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
•the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;
•the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;
•the designation of the currency, currencies or currency units in which payment of principal of, and any premium and interest on, the debt securities will be made;
•if payments of principal of, or any premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;
•the manner in which the amounts of payment of principal of, or any premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;
•any provisions relating to any security provided for the debt securities or any guarantees;
•any addition to, deletion of or change in the Events of Default (as defined below) described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;
•any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•a discussion of any additional material United States federal income tax considerations applicable to an investment in the debt securities;
•any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;
•any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities;
•whether the debt securities are entitled to the benefits of the guarantee of any guarantor, and whether any such guarantee is made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee;
•whether a person other than U.S. Bank National Association is to act as trustee;
•the securities exchange, if any, on which the debt securities may be listed; and
•any change in the right of the trustee or the right of the requisite holders to declare the principal amount of debt securities due and payable.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth below in the section entitled “Description of Debt Securities – Transfer and Exchange – Global Debt Securities and Book-Entry System,” book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see the section entitled “Global Securities.”
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:
•we are the surviving entity or the successor person (if other than Phillips Edison & Company, Inc. or Phillips Edison Grocery Center Operating Partnership I, L.P.) is an entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and
•immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.
Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.
Guarantees
Unless otherwise described in the applicable prospectus supplement, the debt securities issued by Phillips Edison Grocery Center Operating Partnership I, L.P. will be fully and unconditionally guaranteed by Phillips Edison & Company, Inc. These guarantees will be joint and several obligations of the guarantor. If a series of debt securities is so guaranteed, an indenture, or a supplemental indenture thereto, will be executed by the guarantor. The obligations of the guarantor under the guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of the guarantee will be set forth in the applicable prospectus supplement.
Events of Default
“Event of Default” means the occurrence of any of the following events, unless otherwise provided by resolution of the board of directors of Phillips Edison & Company, Inc., supplemental indenture or officer’s certificate:
•default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);
•default in the payment of principal of any security of that series at its maturity;
•default in the performance or breach of any covenant or warranty by us in the debt security of that series or the indenture (other than defaults pursuant to the first or second bullet of this paragraph or pursuant to a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
•certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us, or any guarantor; or
•any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of such debt securities) of and accrued and unpaid interest, if any, on all of the debt securities of that series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, will become immediately due and payable. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by notice in writing to our operating partnership and the trustee, may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense that might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series;
•the holders of not less than 25% in principal amount of the outstanding debt securities have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;
•such holder or holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against the costs, claims, expenses and liabilities that might be incurred by the trustee in compliance with such request;
•the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•no direction inconsistent with such written request has been given to the trustee during such 60 day period by the holders of a majority in principal amount of the outstanding debt securities.
Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:
•to cure any ambiguity, defect or inconsistency;
•to comply with covenants in the indenture described in the section entitled “Description of Debt Securities – Consolidation, Merger and Sale of Assets”;
•to provide for uncertificated securities in addition to or in place of certificated securities;
•to surrender any of our rights or powers under the indenture;
•to add covenants or events of default for the benefit of the holders of debt securities of any series;
•to comply with the applicable procedures of the applicable depositary;
•to make any change that does not adversely affect the rights of any holder of debt securities;
•to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;
•to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
•to reflect the release of a guarantor of the debt securities in accordance with the terms of the indenture; or
•to add guarantors with respect to any or all of the debt securities or to secure any or all of the debt securities or the guarantees.
We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
•reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
•reduce the principal amount of discount securities payable upon acceleration of maturity;
•waive a default in the payment of the principal of, or any premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•make the principal of, or any premium or interest on, any debt security payable in any currency other than that stated in the debt security;
•make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, or any premium or interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments;
•waive a redemption payment with respect to any debt security, provided that such redemption is made at our option; or
•if the debt securities of that series are entitled to the benefit of a guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders.
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Regarding the Trustee
Unless otherwise specified in a prospectus supplement, U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the debt securities, subject to replacement at our option as provided in the indenture.
If an Event of Default occurs and is continuing, the trustee will be required to use the same degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the required percentage under the indenture only after those holders have offered, and, if requested, provided the trustee indemnity satisfactory to it.
If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, money and/or Foreign Government Obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
•we may omit to comply with the covenant described under the heading “Merger, Consolidation or Sale” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and
•any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.
The conditions include:
•depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, money and/or Foreign Government Obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities, and
•delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or money and/or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. In such a case, we would remain liable for those payments.
“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, direct obligations of, or obligations guaranteed by, the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities when:
•either:
◦all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid) have been delivered to the trustee for cancellation; or
◦all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their maturity within one year, have been called for redemption or are to be called for redemption within one year, or are deemed paid and discharged pursuant to the legal defeasance provisions of the indenture, and we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash or noncallable U.S. government obligations in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the maturity date or redemption date, as the case may be;
◦we have paid or caused to be paid all other sums payable under the indenture by us; and
◦we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.
No Personal Liability of Directors, Officers, Employees or Stockholders
No director, officer, employee, or stockholder will have any liability for any of our obligations under the debt securities, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.
Governing Law
The indenture, the debt securities and any guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•a limited-purpose trust company organized under the New York Banking Law;
•a “banking organization” within the meaning of the New York Banking Law;
•a member of the Federal Reserve System;
•a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
•DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
•an Event of Default has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
Euroclear and Clearstream. If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.
Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Other. The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of debt securities issued by Phillips Edison & Company, Inc. or the operating partnership, but does not purport to be a complete analysis of all potential tax effects. Supplemental U.S. federal income tax considerations relevant to holders of debt securities offered by this prospectus may be provided in the prospectus supplement that relates to those debt securities. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, or the Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the debt securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the debt securities.
This discussion assumes the debt securities will be issued with less than a statutory de minimis amount of original issue discount for U.S. federal income tax purposes. This discussion is limited to holders who hold the debt securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the debt securities for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the debt securities is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•persons holding the debt securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•real estate investment trusts or regulated investment companies;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell the debt securities under the constructive sale provisions of the Code; and
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the debt securities being taken into account in an applicable financial statement.
If an entity treated as a partnership for U.S. federal income tax purposes holds the debt securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the debt securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a debt security that, for U.S. federal income tax purposes, is or is treated as:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Payments of Interest. Interest on a debt security generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.
Sale or Other Taxable Disposition. A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of such gain or loss generally will be equal to the difference between the amount received for the debt security in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the debt security. A U.S. Holder’s adjusted tax basis in a debt security generally will be equal to the amount the U.S. Holder paid for the debt security. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the debt security for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding. A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a debt security or receives proceeds from the sale or other taxable disposition of a debt security (including a redemption or retirement of a debt security). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:
•the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•the holder furnishes an incorrect taxpayer identification number;
•the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
Definition of a Non-U.S. Holder. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a debt security that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.
Payments of Interest. Interest paid on a debt security to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:
•the Non-U.S. Holder does not, actually or constructively, own, in the case of debt securities issued by Phillips Edison & Company, Inc., 10% or more of the total combined voting power of all classes of such entity’s voting stock, or, in the case of debt securities issued by the operating partnership, 10% or more of such entity’s capital or profits;
•the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and
•either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt security on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its debt security directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.
If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.
If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a debt security is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.
Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.
The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “Tax Considerations Applicable to Non-U.S. Holders—Payments of Interest”) unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.
Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding. Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Tax Considerations Applicable to Non-U.S. Holders—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a debt security (including a retirement or redemption of the debt security) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of a debt security paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a debt security paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a debt security. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a debt security on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the debt securities.

PLAN OF DISTRIBUTION
We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:
•at a fixed price or prices, which may be changed;
•at market prices prevailing at the time of sale;
•at prices related to such prevailing market prices; or
•at negotiated prices.
Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.
Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.
If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
Any securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over‑allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain legal matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated July 2, 2021, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$350,000,000

Phillips Edison Grocery Center Operating Partnership I, L.P.
2.625% Senior Notes due 2031
guaranteed by
Phillips Edison & Company, Inc.

PROSPECTUS SUPPLEMENT

Wells Fargo Securities	BofA Securities	J.P. Morgan	PNC Capital Markets LLC
BMO Capital Markets	Capital One Securities	Fifth Third Securities	KeyBanc Capital Markets
Mizuho Securities	Morgan Stanley	Regions Securities LLC	US Bancorp
Ramirez and Co., Inc.

September 29, 2021